MANAGEMENT'S REPORT
Southern Company and Subsidiary Companies 1998 Annual Report


The management of Southern Company has prepared -- and is responsible for -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of five directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Southern Company and its subsidiary companies in conformity with generally accepted accounting principles.





/s/ A. W. Dahlberg
A. W. Dahlberg
Chairman, President, and Chief Executive Officer

/s/ W. L. Westbrook
W. L. Westbrook
Financial Vice President, Chief Financial Officer,
and Treasurer

February 10, 1999

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Southern Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southern Company (a Delaware corporation) and subsidiary companies as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, retained earnings, paid-in capital, accumulated other comprehensive income, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements (pages 15-39) referred to above present fairly, in all material respects, the financial position of Southern Company and subsidiary companies as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP
Arthur Andersen LLP


Atlanta, Georgia
February 10, 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Southern Company and Subsidiary Companies 1998 Annual Report

RESULTS OF OPERATIONS

Earnings and Dividends

Southern Company's 1998 earnings of $1.2 billion -- excluding non-recurring items -- established a new record high. Earnings were driven by higher energy sales and from growth in the non-traditional business. However, reported earnings in both 1998 and 1997 reflected significant charges. Reported earnings for 1998 were $977 million or $1.40 per share compared with $972 million or $1.42 per share in 1997. The traditional core business of selling electricity in the southeastern United States remained strong, while the non-traditional business results were adversely affected by a $200 million, after tax, write down of assets in South America in 1998 and by a $111 million windfall profits tax assessed in the United Kingdom in 1997. Southern Company's subsidiary that owns and manages its international and domestic non-traditional electric power production and delivery facilities is Southern Energy, Inc. (Southern Energy). After excluding these non-recurring charges, Southern Energy accounted for approximately 20 percent and 10 percent of Southern Company's reported net income in 1998 and 1997, respectively.

     A reconciliation of reported earnings to earnings excluding non-recurring items and explanations are as follows:

                             Consolidated         Earnings
                              Net Income          Per Share
                           ---------------     ----------------
                             1998     1997      1998      1997
                           ----------------    ----------------
                              (in millions)
Earnings as reported       $  977   $  972     $1.40     $1.42
---------------------------------------------------------------
Write down of assets:
    South American
      investments             200        -       .29         -
    Rocky Mountain
      plant                    21        -       .03         -
Windfall profits tax            -      111         -       .16
Work force reduction
   programs                    20       31       .03       .05
Other                           7       16       .01       .02
---------------------------------------------------------------
Total non-recurring           248      158       .36       .23
---------------------------------------------------------------
Earnings excluding
   non-recurring items     $1,225   $1,130     $1.76     $1.65
===============================================================
Amount and
   percent change             $95      8.4%    $0.11       6.7%
---------------------------------------------------------------

   Southern Energy's 1998 write down is related to its investments in Argentina and Chile not meeting financial expectations, which resulted in an announced plan to sell these assets. In 1997, Southern Energy -- as well as other utilities in the United Kingdom -- was assessed a one-time tax on profits. In 1998, Georgia Power resolved a long-term issue related to its investment in the Rocky Mountain pumped storage hydroelectric plant. The write down resulted from a settlement of Georgia Power's 1998 retail rate proceeding. Also, work force reduction programs in the traditional core business were implemented in 1998 and 1997. These costs are expected to be recovered through future savings within approximately two years following each program's implementation.

   Dividends paid on common stock during 1998 were $1.34 per share or 33 1/2 cents per quarter. During 1997 and 1996, dividends paid per share were $1.30 and $1.26, respectively. In January 1999, Southern Company maintained the quarterly dividend at 33 1/2 cents per quarter or $1.34 annually. Southern Company has modified its dividend policy from a targeted 75 percent payout ratio to a lower ratio over time. This policy supports Southern Company's strategic goal to become the best investment in the electric utility industry.

Revenues

Operating revenues changed in 1998 and 1997 as a result of the following factors:

                                        Increase (Decrease)
                                          From Prior Year
---------------------------------------------------------------
                                    1998       1997       1996
---------------------------------------------------------------
                                         (in millions)
Retail --
  Growth and price
    change                       $   258     $  105     $  124
  Weather                            178       (110)       (64)
  Fuel cost recovery and
    other                            189        (13)         2
---------------------------------------------------------------
Total retail                         625        (18)        62
---------------------------------------------------------------
Sales for resale --
  Within service area                 (2)       (33)        10
  Outside service area                12         81         14
---------------------------------------------------------------
Total sales for resale                10         48         24
Southern Energy                   (1,934)     2,154      1,040
Other operating revenues              91         69         52
---------------------------------------------------------------
Total operating revenues         $(1,208)    $2,253     $1,178
===============================================================
Percent change                      (9.6)%     21.8%      12.8%
---------------------------------------------------------------

   Retail revenues of $8.3 billion increased sharply, up 8.2 percent compared with last year. Continued growth in the traditional service area and the

Southern Company and Subsidiary Companies 1998 Annual Report


positive impact of weather on energy sales were the predominant factors causing the rise in revenues. In 1997, retail revenues decreased by 0.2 percent compared with the year 1996. Under fuel cost recovery provisions, fuel revenues generally equal fuel expenses -- including the fuel component of purchased energy -- and do not affect net income.

   Sales for resale revenues within the service area were $374 million in 1998, down 0.7 percent from the prior year. Revenues from sales for resale within the service area were $376 million in 1997, down 8.1 percent from the prior year. This sharp decline resulted primarily from supplying less electricity under contractual agreements with certain wholesale customers in 1997.

   Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components were as follows:

                                    1998       1997       1996
----------------------------------------------------------------
                                          (in millions)
Capacity                            $196       $203       $217
Energy                               152        183        176
----------------------------------------------------------------
Total                               $348       $386       $393
================================================================

   Capacity revenues in 1998 slightly declined as a result of adjustments and true-ups related to contractual pricing. In 1997, capacity revenues decreased because the amount of capacity under contract declined during 1996. Additional declines in capacity are not scheduled until after 1999.

   In 1998, Southern Energy's revenues declined because its energy trading and marketing operations were deconsolidated on January 1, 1998, when Southern Energy's joint venture with Vastar Resources, Inc. (Vastar) became effective. Because of Vastar's significant participation rights in the joint venture, the equity method of accounting is required. This results in Southern Energy's share of the joint venture's earnings being reported in other income in 1998. In 1997, Southern Energy reported energy trading and marketing revenues of $2.0 billion. Southern Energy's revenues in 1998 of $1.9 billion increased $48 million compared with comparable revenues in 1997 that exclude energy trading and marketing. This increase results primarily from operations of assets obtained in domestic acquisitions. In 1997, Southern Energy's revenues rose to $3.8 billion. This increase was primarily attributable to the development and growth of energy trading and marketing activities. In 1997, energy trading and marketing revenues increased $1.9 billion compared with amounts recorded in 1996. However, these revenues were substantially offset by purchased power expenses incurred in completing these trading and marketing transactions. Energy trading and marketing -- similar to other low-margin sales activities -- is dependent on huge volumes for profitability.

Energy Sales

Changes in traditional core business revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 1998 and the percent change by year were as follows:

                         Amount            Percent Change
(billions of           ---------    ------------------------------
  kilowatt-hours)         1998      1998        1997      1996
-------------------------------    -------------------------------
Residential               43.5      10.9%       (2.2)%     2.5%
Commercial                41.7       7.2         2.5       5.7
Industrial                55.3       2.1         2.6       2.2
Other                      1.0       3.1        (1.1)      5.7
                         -----
Total retail             141.5       6.2         1.1       3.3
Sales for resale --
  Within service area      9.8      (0.4)       (9.6)     15.4
  Outside service area    13.0      (5.6)       27.7      17.9
                         -----
Total                    164.3       4.7         2.2       5.0
=================================================================

   The rate of growth in 1998 retail energy sales was the highest one-year increase since 1986. Residential energy sales registered the highest annual increase in over two decades as a result of hotter-than-normal weather and the addition of 57,000 new customers. Commercial sales were also affected by the warm weather. Commercial and industrial sales, both in 1998 and 1997, continued to show slight gains in excess of the national averages. This reflects the strength of business and economic conditions in Southern Company's traditional service area. Energy sales to retail customers are projected to increase at an average annual rate of 2.1 percent during the period 1999 through 2009.

   Energy sales for resale outside the service area are predominantly unit power sales under long-term contracts to Florida utilities. Economy sales and amounts sold under short-term contracts are also sold for resale outside the service area. Sales to customers outside the service area declined by 5.6 percent in 1998 and increased by 27.7 percent in 1997 when compared with the respective

Southern Company and Subsidiary Companies 1998 Annual Report


prior year. The wide variances in sales were influenced by fluctuations in prices for oil and natural gas, the primary fuel sources for utilities with which the company has long-term contracts. When oil and gas prices fall below a certain level, these customers can generate electricity to meet their requirements more economically. However, these fluctuations in energy sales under long-term contracts have minimal effects on earnings because Southern Company is paid for dedicating specific amounts of its generating capacity to these utilities outside the service area.

Expenses

Total operating expenses of $9.4 billion -- before write downs -- for 1998 decreased $1.2 billion compared with the prior year. Traditional core business expenses increased $679 million. Southern Energy's expenses decreased $2.0 billion. The decline for Southern Energy corresponds to the decrease in revenues resulting primarily from the deconsolidation of the energy trading and marketing operations as discussed earlier. Approximately $2.0 billion of these expenses were recorded in 1997 purchased power expenses. The costs to produce and deliver electricity for the traditional core business in 1998 increased by $359 million to meet higher energy demands. Non-production operation and maintenance expenses increased $192 million in 1998. Traditional core business depreciation expenses and taxes other than income taxes increased by $142 million as a result of additional utility plant being placed into service and increased accelerated depreciation of certain assets.

   In 1997, operating expenses of $10.7 billion increased $2.2 billion compared with 1996. Traditional core business expenses increased $69 million. Southern Energy's expenses increased $2.1 billion. The large increase for Southern Energy resulted primarily from two factors. First, the acquisition of CEPA was first reflected in 1997 expenses. Second, $2.0 billion of energy trading and marketing expenses were included in purchased power expenses. The costs to produce and deliver electricity for the traditional core business in 1997 increased by $37 million to meet higher energy demands. Also, costs related to work force reduction programs decreased in 1997 by $35 million. Traditional core business depreciation expenses and taxes other than income taxes increased by $136 million as a result of additional utility plant being placed into service and increased accelerated depreciation of certain assets.

   Fuel costs constitute the single largest expense for Southern Company's traditional core business. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated -- within the core business service area -- were as follows:

                                    1998       1997       1996
-----------------------------------------------------------------
Total generation
  (billions of kilowatt-hours)       164        160        156
Sources of generation
  (percent) --
    Coal                              77         77         77
    Nuclear                           16         17         17
    Hydro                              4          4          4
    Oil and gas                        3          2          2
Average cost of fuel per net
  kilowatt-hour generated
    (cents) --                      1.48       1.46       1.48
-----------------------------------------------------------------

   Total fuel and purchased power costs of $3.6 billion in 1998 decreased $1.7 billion compared with 1997. The traditional core business increased $299 million and Southern Energy decreased $2.0 billion. Southern Energy's reduction in fuel and purchased power costs resulted from $2.0 billion associated with energy trading and marketing expenses recorded in 1997 and from no energy trading costs recorded in purchased power in 1998 as a result of the joint venture with Vastar discussed earlier. The traditional core business's total energy sales rose by
7.4 billion kilowatt-hours more than in 1997. Fuel and purchased power expenses of $5.3 billion in 1997 increased $2.0 billion compared with the prior year. These expenses for traditional core business increased $32 million, and Southern Energy's portion increased $1.9 billion. Southern Energy's increase in expenses escalated as a result of energy trading and marketing activities discussed earlier. The traditional core business's total energy sales went up by 3.4 billion kilowatt-hours more than in 1996. The additional cost to meet the demand was offset slightly by a lower average cost of fuel per net kilowatt-hour generated.

   Total interest charges and other financing costs increased $91 million from amounts reported in the previous year. These costs for the traditional core business increased $48 million compared with the reported amounts in 1997. Southern Energy's costs increased $47 million related primarily to financing of acquisitions. In 1997, these same costs for traditional core business were flat, but Southern Energy's interest charges increased $205 million as a result of acquisitions.

Southern Company and Subsidiary Companies 1998 Annual Report


Effects of Inflation

Southern Company's traditional core business is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Southern Company because of the large investment in utility plant with long economic life. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of Southern Company's future earnings depends on numerous factors. Two major factors are: achieving energy sales growth in a less regulated, more competitive environment; and operating non-traditional business activities successfully.

   Southern Company continues to position its business to meet the challenges of a new competitive environment. Work force reduction programs have reduced earnings by $20 million, $31 million, and $53 million for the years 1998, 1997, and 1996, respectively. These actions -- in conjunction with other cost containment programs -- will assist efforts to continue being a low-cost provider of electricity.

   The operating companies currently operate as vertically integrated companies providing electricity to customers within the traditional service area of the southeastern United States. Prices for electricity provided by the operating companies to retail customers are set by state public service commissions under cost-based regulatory principles.

   Rates for Alabama Power and Mississippi Power are adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. In December 1998, Georgia Power received a new three-year retail rate order. As a result of the rate order, Georgia Power recorded in 1998 a write down of $34 million -- $21 million after taxes -- related to its investment in the Rocky Mountain pumped storage hydroelectric plant. This long-standing issue is now resolved. See Note 3 to the financial statements for additional information about these matters and other retail and wholesale regulatory matters.

   Future earnings for the operating companies in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the company's service area.

   The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. Southern Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Alabama, Florida, Georgia, and Mississippi, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of an operating company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition of that operating company. The operating companies are attempting to minimize or reduce their cost exposure. See Note 3 to the financial statements for information regarding these efforts.

Southern Company and Subsidiary Companies 1998 Annual Report


   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless Southern Company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings.

   To adapt to a less regulated, more competitive environment, Southern Company continues to evaluate and consider a wide array of potential business strategies. These strategies may include business combinations, acquisitions involving other utility or non-utility businesses or properties, internal restructuring, disposition of certain assets, or some combination thereof. Furthermore, Southern Company may engage in other new business ventures that arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of Southern Company.

   The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA) to allow holding companies to form exempt wholesale generators and foreign utility companies to sell power largely free of regulation under PUHCA. These entities are able to sell power to affiliates -- under certain restrictions -- and to own and operate power generating facilities in other domestic and international markets. To take advantage of existing and evolving opportunities, Southern Energy -- founded in 1981 -- is focused on several key international and domestic business lines, including energy distribution, integrated utilities, stand-alone generation, and other energy-related products and services. As the energy marketplace evolves, Southern Energy continues to position the company to become a major competitor. At December 31, 1998, Southern Energy's total assets amounted to $12 billion.

   During 1998, Southern Energy further refined its business strategy to focus on a few geographic regions of the world. In Asia, Southern Energy will focus primarily on China, the Philippines, and India. In South America, the company will pursue opportunities in Brazil. In Europe, Southern Energy will concentrate efforts on the European Union countries. And in North America, the company will target efforts in the Northeast, the Midwest, Texas, and California. Southern Energy announced in 1998 plans to acquire, build, or gain access to some 20,000 megawatts of generating capacity in North America over the next several years in order to be competitive in the country's evolving competitive energy supply business. These assets will be closely linked with Southern Energy's energy trading and marketing business. In January 1998, Southern Energy entered into a joint venture with Vastar. The two companies combined their energy trading and marketing operations to form a new full-service energy provider, Southern Company Energy Marketing. The joint venture agreement gives Southern Company Energy Marketing rights to market virtually all of Vastar's natural gas production over the next 10 years.

   In December 1998, Southern Energy completed its $537 million purchase of 1,267 megawatts of generating capacity from Commonwealth Electric. In addition, Southern Energy plans to add 685 megawatts of capacity at the plants. In late 1998, Southern Energy announced the $801 million planned acquisition of 3,065 megawatts of generating capacity from Pacific Gas & Electric in northern California. Additionally, the company announced plans to acquire from Orange and Rockland Utilities Inc. and Consolidated Edison Inc. in New York 1,776 megawatts of capacity for $480 million. These transactions are expected to close during 1999. Additionally, Southern Energy has announced plans to build or purchase an additional 680 megawatts of capacity in Texas and Wisconsin. Through Southern Company Energy Marketing, the company has also gained access to additional capacity through marketing agreements. The company has access to almost
2,000 megawatts of capacity through marketing agreements with Sithe Energies in New York and Brazos Electric Cooperative in Texas.

   After refining its international focus and reviewing the financial performance of existing assets, Southern Energy announced plans to sell its holdings in EDELNOR in Chile and Alicura in Argentina. As a result, Southern Energy recorded a write down of $200 million, after tax, in December 1998 related to these holdings. Because of regulatory and market conditions, these assets did not meet earnings expectations.

   Southern Company has filed with the Securities and Exchange Commission (SEC) a request to invest up to nearly $8 billion in the non-traditional domestic and international business. The current SEC authority is $3.9 billion, of which $3.6 billion has been invested as of December 31, 1998.

   Southern Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

Southern Company and Subsidiary Companies 1998 Annual Report


   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

   The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry --including Southern Company's -- regarding the recognition, measurement, and classification in the financial statements of decommissioning costs for nuclear generating facilities. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to the retirement of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of retiring Southern Company's nuclear and other facilities may be required to be recorded as liabilities in the Consolidated Balance Sheets. Also, the annual provisions for such costs could change. Because of the company's current ability to recover asset retirement costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

   The operating companies are subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of a company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standards

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. This statement establishes accounting and reporting standards for derivative instruments -- including certain derivative instruments embedded in other contracts -- and for hedging activities. Southern Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings and other comprehensive income.

   In March 1998, the American Institute of Certified Public Accountants (AICPA) issued a new Statement of Position, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs of internal-use software. Southern Company adopted this statement in January 1999, and it is not expected to have a material impact on the consolidated financial statements.

   In April 1998, the AICPA issued a new Statement of Position, Reporting on the Cost of Start-up Activities. This statement requires that the costs of start-up activities and organizational costs be expensed as incurred. Any of these costs previously capitalized by a company must be written off in the year of adoption. Southern Company adopted this statement in January 1999, and it is not expected to have a material impact on the consolidated financial statements.

   In December 1998, the Emerging Issues Task Force (EITF) of the FASB issued EITF No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. The EITF requires that energy trading contracts must be marked to market through the income statement, with gains and losses reflected rather than revenues and purchased power. Energy trading contracts are defined as energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices. Southern Company adopted the required accounting in January 1999, and it is not expected to have a material impact on the consolidated financial statements.

Year 2000

Year 2000 Challenge

In order to save storage space, computer programmers in the 1960s and 1970s shortened the year portion of date entries to just two digits. Computers assumed, in effect, that all years began with "19." This practice was widely adopted and hard-coded into computer chips and processors found in some equipment. This approach, intended to save processing time and storage space, was used until the mid-1990s. Unless corrected before the Year 2000, affected software systems and devices containing a chip or microprocessor with date and time functions could incorrectly process dates or the systems may cease to function.

   Southern Company depends on complex computer systems for many aspects of its operations, which include generation, transmission, and distribution of electricity, as well as other business support activities. Southern Company's goal is to have critical devices or software that are required to maintain operations to be Year 2000 ready by June 1999. Year 2000 ready means that a system or application is determined suitable for continued use through the Year

Southern Company and Subsidiary Companies 1998 Annual Report


2000 and beyond. Critical systems include, but are not limited to, reactor control systems, safe shutdown systems, turbine generator systems, control center computer systems, customer service systems, energy management systems, and telephone switches and equipment.

Year 2000 Program and Status

Southern Company's executive management recognizes the seriousness of the Year 2000 challenge and has dedicated what it believes to be adequate resources to address the issue. The Millennium Project is a team of employees, IBM consultants, and other contractors whose progress is reviewed on a monthly basis by a steering committee of Southern Company executives.

   Southern Company's traditional business refers to the integrated utility services within Alabama, Florida, Georgia, and Mississippi. For this traditional business, the work was divided into two phases. Phase I began in 1996 and consisted of identifying and assessing corporate assets related to software systems and devices that contain a computer chip or clock. The first phase was completed in June 1997. Phase 2 consists of testing and remediating high priority systems and devices. Also, contingency planning is included in this phase. Completion of Phase 2 is targeted for June 1999. The Millennium Project will continue to monitor the affected computer systems, devices, and applications into the Year 2000.

   For the traditional business, Southern Company has completed more than 70 percent of the activities contained in its work plan. The percentage of completion and projected completion by function are as follows:

                                          Work Plan
----------------------------------------------------------------------
                                            Remediation     Project
                   Inventory     Assessment  Testing      Completion
----------------------------------------------------------------------
Generation            100%          100%      70%            6/99
Energy
   Management         100           100       90             6/99
Transmission and
   Distribution       100           100      100             1/99
Telecommunications    100           100       50             6/99
Corporate
   Applications       100           100       90             3/99
----------------------------------------------------------------------

   For the non-traditional business located in the United States and several countries throughout the world, Year 2000 readiness is generally scheduled to follow the traditional business. In a number of the business units outside the United States, Southern Company is neither the majority owner nor the managing concern. In these circumstances, Southern Company is providing technical assistance but does not control the schedule or progress.

Year 2000 Costs

For the traditional business, current projected total costs for Year 2000 readiness are approximately $91 million, which includes $6 million of cost billed to non-affiliated companies. These costs include labor necessary to identify, test, and renovate affected devices and systems. From its inception through December 31, 1998, the Year 2000 program costs, recognized primarily as expense, amounted to $56 million based on Southern Company's ownership interest. In addition to the traditional business costs, current projections for Year 2000 program costs are approximately $24 million for the non-traditional business -- based on Southern Company's ownership interest -- of which $9 million has been spent through December 31, 1998

Year 2000 Risks

Southern Company is implementing a detailed process to minimize the possibility of service interruptions related to the Year 2000. The company believes, based on current tests, that the system can provide customers with electricity. These tests increase confidence, but do not guarantee error-free operations. The company is taking what it believes to be prudent steps to prepare for the Year 2000, and it expects any interruptions in service that may occur within the traditional business service territory to be isolated and short in duration.

   Southern Company expects the risks associated with Year 2000 to be no more severe than the scenarios that its electric system is routinely prepared to handle. The most likely worst case scenario consists of the service loss of one of the largest generating units and/or the service loss of any single bulk transmission element in its traditional business service territory. The company has followed a proven methodology for identifying and assessing software and devices containing potential Year 2000 challenges. Remediation and testing of those devices are in progress. Following risk assessment, Southern Company is preparing contingency plans as appropriate and is participating in North American Electric Reliability Council-coordinated national drills during 1999.

   Southern Company is currently reviewing the Year 2000 readiness of material third parties that provide goods and services crucial to Southern Company's operations. Among such critical third parties are fuel, transportation, telecommunications, water, chemical, and other suppliers. Contingency plans based on the assessment of each third party's ability to continue supplying critical goods and services to Southern Company are being developed.

Southern Company and Subsidiary Companies 1998 Annual Report


   There is a potential for some earnings erosion caused by reduced electrical demand by customers because of their own Year 2000 issues. The risk associated with the progress of some operations outside the United States is a function of the local regulatory environment and the priorities of the entities with management control. Year 2000 issues are included in the list of due diligence activities associated with acquisitions; there is some risk associated with the subsequent validation of any given seller's representations.

Year 2000 Contingency Plans

Because of experience with hurricanes and other storms, the traditional business is skilled at developing and using contingency plans in unusual circumstances. As part of Year 2000 business continuity and contingency planning, Southern Company is drawing on that experience to make risk assessments and is developing additional plans to deal specifically with situations that could arise relative to Year 2000 challenges. Southern Company is identifying critical operational locations, and key employees will be on duty at those locations during the Year 2000 transition. In September 1999, drills are scheduled to be conducted to test contingency plans. Because of the level of detail of the contingency planning process, management feels that the contingency plans will keep any service interruptions that may occur within the traditional business service territory isolated and short in duration.

   Contingency planning efforts for the non-traditional business are generally in the initial phase.

FINANCIAL CONDITION

Overview

Southern Company's financial condition continues to remain strong. The company's common stock closed 1998 with the highest year-end closing price in history. Consolidated net income of $1.2 billion -- excluding non-recurring charges -- in 1998 increased $95 million compared with the prior year. In January 1999, Southern Company modified its dividend policy to lower, over time, the previously targeted payout ratio of approximately 75 percent. The quarterly dividend declared was maintained at 33 1/2 cents per share or $1.34 annually. This action allows more internally generated funds to be reinvested in the company, which is expected to increase long-term shareholder value.

   Gross property additions to utility plant were $2.0 billion in 1998. The majority of funds needed for gross property additions since 1995 has been provided from operating activities. Southern Energy acquired $670 million of generating assets in 1998 and sold an additional 26 percent interest in its United Kingdom subsidiary for $170 million. The Consolidated Statements of Cash Flows provide additional details.

Derivative Financial Instruments

Southern Company is exposed to market risks, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility attributable to these exposures, the company nets the exposures to take advantage of natural offsets and enters into various derivative transactions for the remaining exposures pursuant to the company's policies in areas such as counterparty exposure and hedging practices. Generally, company policy is that derivatives are to be used only for hedging purposes. Derivative positions are monitored using techniques that include market value and sensitivity analysis.

   The company's market risk exposures relative to interest rate changes and currency exchange fluctuations, as discussed later, have not changed materially versus the previous reporting period. In addition, the company is not aware of any facts or circumstances that would significantly impact such exposures in the near-term.

   Interest rate swaps are used to hedge underlying debt obligations. These swaps hedge specific debt issuances and qualify for hedge accounting. The interest rate differential is reflected as an adjustment to interest expense over the life of the instruments. Additionally, the company has interest rate swaps in foreign currencies. These swaps are designated as hedges of the company's related debt issuance in the same currency.

   If the company sustained a 100 basis point change in interest rates for all variable rate debt in all currencies, the change would affect annualized interest expense by approximately $35 million at December 31, 1998. Based on the company's overall interest rate exposure at December 31, 1998, including derivative and other interest rate sensitive instruments, a near-term 100 basis point change in interest rates would not materially affect the consolidated financial statements.

   The company has investments in the United Kingdom and Germany. For these investments, the company uses long-term cross-currency agreements to reduce a substantial portion of its exposure to fluctuations in the British pound sterling and German Deutschemark. These instruments are used to hedge the net investments in these countries. As a result of these swaps, a 10 percent

Southern Company and Subsidiary Companies 1998 Annual Report


sustained decline of the British pound sterling and German Deutschemark versus the U.S. dollar would not materially affect the consolidated financial statements.

   The company also has investments in various emerging market countries where the net investments are not hedged, including Argentina, Brazil, Chile, Trinidad, Bahamas, Philippines, and China. The company relies on either currency pegs or contractual or regulatory links to the U.S. dollar to mitigate currency risk attributable to these investments. The company does not believe it has a material exposure to changes in exchange rates between the U.S. dollar and the currencies of these countries.

   Based on availability and economics, the company also uses currency swaps and forward agreements to hedge dollar-denominated debt issued by subsidiaries with a functional currency other than the U.S. dollar. These swaps offset the dollar cash flows, thereby effectively converting debt to the respective company's reporting currency. Gains and losses related to qualified hedges of foreign currency firm commitments are deferred and included in the basis of the underlying transactions. To the extent that a qualifying hedge is terminated or ceases to be effective as a hedge, any deferred gains and losses to that point continue to be deferred and are included in the basis of the underlying transaction.

   In addition to the non-trading activities, the company is exposed to market risks through its electricity and natural gas commodity trading business, which is primarily conducted through the company's joint venture relationship with Vastar. While this joint venture relationship is accounted for under the equity method of accounting, Southern Company -- through guarantees it has made jointly with Vastar -- is exposed to market risk. Southern Company and Vastar have agreed to indemnify each other against losses under such guarantees in proportion to their respective ownership shares of the joint venture. At December 31, 1998, outstanding guarantees related to the estimated fair value of net contractual commitments were approximately $152 million. Based upon the joint venture's statistical analysis of its credit risk, Southern Company's potential exposure under these contractual commitments would not materially differ from the estimated fair value. The joint venture's gross revenues and cost of sales for 1998 were $9.2 billion and $9.1 billion, respectively.

   To estimate and manage the market risk of its trading and marketing portfolio, the joint venture employs a daily Value at Risk (VAR) methodology. VAR is used to describe a probabilistic approach to measuring the exposure to market risk. VAR models are relatively sophisticated. However, the quantitative risk information is limited by the parameters established in creating the model. The instruments being evaluated may have features that may trigger a potential loss in excess of calculated amounts if the changes in commodity prices exceed the confidence level of the model used. The calculation utilizes the standard deviation of seasonally adjusted historical changes in the value of the market risk sensitive commodity-based financial instruments to estimate the amount of change (i.e., volatility) in the current value of these instruments that could occur at a specified confidence level over a specified holding interval. The parameters used in the calculation include holding intervals ranging from five to 20 days, depending upon the type of instrument, the term of the instrument, the liquidity of the underlying market, and other factors. The models employ a 95 percent confidence level based on historical price movement. Based on the joint venture's VAR analysis of its overall commodity price risk exposure at December 31, 1998, management does not anticipate a materially adverse effect on the company's consolidated financial statements as a result of market fluctuations.

   In the United Kingdom, the company utilizes contracts to mitigate its exposure to volatility in the prices of electricity purchased through the wholesale electricity market. These contracts allow the company to effectively convert the majority of its anticipated wholesale electricity purchases from market prices to fixed prices. The gains and losses on these contracts are deferred and recognized as electricity is purchased. Recently, a market has developed for trading these contracts in the United Kingdom. However, due to the immaturity of this market and the complexity of the company's existing contracts, it is not practicable to estimate the fair value of these contracts.

   Due to cost-based rate regulations, the operating companies have limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the operating companies enter into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1998, exposure from these activities was not material to the consolidated financial statements.

   For additional information, see Note 1 to the financial statements under "Financial Instruments for Non-Trading and Trading Activities."

Southern Company and Subsidiary Companies 1998 Annual Report


Capital Structure

Southern Company achieved a ratio of common equity to total capitalization -- including short-term debt -- of 37.4 percent in 1998, compared with 38.6 percent in 1997, and 45.1 percent in 1996.

   During 1998, the subsidiary companies sold, through public authorities, $210 million of pollution control revenue bonds. In addition, preferred stock of $200 million and capital and preferred securities of $435 million were issued in 1998. The companies continued to reduce financing costs by retiring higher-cost bonds and preferred stock. Retirements, including maturities, of bonds totaled $1.7 billion during 1998, $507 million during 1997, and $600 million during 1996. As a result, the composite interest rate on long-term debt decreased from
7.1 percent at December 31, 1995 to 6.42 percent at December 31, 1998. Retirements of preferred stock totaled $239 million during 1998, $660 million during 1997, and $179 million during 1996.

   In 1998, Southern Company raised net proceeds of $109 million from the issuance of common stock under the company's various stock plans. At the close of 1998, the company's common stock had a market value of 29 1/16 per share, compared with a book value of $14.04 per share. The market-to-book value ratio was 207 percent at the end of 1998, compared with 186 percent at year-end 1997, and 166 percent at year-end 1996.

Capital Requirements for Construction

The construction program of Southern Company is budgeted at $2.6 billion for 1999, $2.1 billion for 2000, and $2.1 billion for 2001. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

   The operating companies have approximately 2,700 megawatts of combined cycle generation scheduled to be placed in service by 2001. Southern Energy has under construction some 1,300 megawatts of owned capacity. Significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing for the core business in the Southeast.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $2.6 billion will be required by the end of 2001 for present improvement fund requirements and maturities of long-term debt. Also, the subsidiaries will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

   In late 1998, Southern Energy announced plans to acquire $801 million and $480 million of generating assets in California and New York, respectively. These transactions are expected to close in 1999.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of the company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $300 million.

   For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Current compliance strategy for Phase II and ozone non-attainment could require total estimated construction expenditures of approximately $70 million, of which $16 million remains to be spent.

   A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

Southern Company and Subsidiary Companies 1998 Annual Report


   In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rules to the states for implementation. The states have one year to adopt and implement the new rules. The final rules affect 22 states including Alabama and Georgia. The EPA rules are being challenged in the courts by several states and industry groups. Implementation of the final state rules could require substantial further reductions in nitrogen oxide emissions from fossil-fired generating facilities and other industry in these states. Implementation of the standards could result in significant additional compliance costs and capital expenditures that cannot be determined until the results of legal challenges are known and the states have adopted their final rules.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: nitrogen oxide emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; control strategies to reduce regional haze; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

   Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the subsidiaries could incur substantial costs to clean up properties. The subsidiaries conduct studies to determine the extent of any required cleanup costs and have recognized in their respective financial statements costs to clean up known sites. These costs for Southern Company amounted to $6 million in 1998 and $4 million in 1997. In 1996, the company was reimbursed $6 million for amounts previously expensed. Additional sites may require environmental remediation for which the subsidiaries may be liable for a portion or all required cleanup costs. See Note 3 to the financial statements for information regarding Georgia Power's potentially responsible party status at a site in Brunswick, Georgia.

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The amount and timing of additional equity capital to be raised in 1999 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans. Any portion of the common stock required during 1999 for the company's stock plans that is not provided from the issuance of new stock will be acquired on the open market in accordance with the terms of such plans.

   The operating companies plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which were primarily from internal sources. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval.

   The operating companies historically have relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for their benefit by public authorities, to meet their long-term external financing requirements. Recently, the operating companies' financings have consisted of unsecured debt and trust preferred securities. In this regard, the operating companies sought and obtained stockholder approval in 1997 or 1998 to amend their respective corporate charters eliminating restrictions on the amounts of unsecured indebtedness they may incur.

   To meet short-term cash needs and contingencies, Southern Company had approximately $872 million of cash and cash equivalents and $4.6 billion of unused credit arrangements with banks at the beginning of 1999.

Cautionary Statement Regarding Forward-Looking
Information

Southern Company's 1998 Annual Report contains forward-looking and historical information. The company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information; accordingly, there can be no assurance that such

Southern Company and Subsidiary Companies 1998 Annual Report


indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the markets of the subsidiary companies; potential business strategies --including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by the company; state and federal rate regulation in the United States; Year 2000 issues; changes in or application of environmental and other laws and regulations to which the company and its subsidiaries are subject; political, legal and economic conditions and developments in the United States and in foreign countries in which the subsidiaries operate; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; the performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities; and other factors discussed in the reports -- including Form 10-K -- filed from time to time by the company with the SEC.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1998, 1997, and 1996
Southern Company and Subsidiary Companies 1998 Annual Report

                                                                                1998                 1997              1996
============================================================================================================================
                                                                                               (in millions)
Operating Revenues                                                           $11,403              $12,611           $10,358
-----------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
   Fuel                                                                        2,371                2,281             2,245
   Purchased power                                                             1,243                3,033             1,103
   Other                                                                       2,112                1,930             1,860
Maintenance                                                                      887                  763               782
Depreciation and amortization                                                  1,539                1,367             1,133
Taxes other than income taxes                                                    599                  572               634
Income taxes                                                                     678                  725               747
Write down of South American assets (Note 5)                                     308                    -                 -
Write down of Rocky Mountain plant (Note 3)                                       34                    -                 -
Income tax benefit for write down of assets                                     (121)                   -                 -
-----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                       9,650               10,671             8,504
-----------------------------------------------------------------------------------------------------------------------------
Operating Income                                                               1,753                1,940             1,854
Other Income:
Interest income                                                                  243                  152                54
Equity in earnings of unconsolidated subsidiaries                                123                   35                 6
Other, net                                                                        57                   24                40
Income tax benefits (expenses) applicable to other income                          8                   34               (10)
Windfall profits tax assessed in United Kingdom (Note 8)                           -                 (148)                -
-----------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                 2,184                2,037             1,944
-----------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                       712                  678               530
Interest on notes payable                                                        108                  112               107
Amortization of debt discount, premium, and expense, net                          65                   34                33
Other interest charges                                                            68                   49                27
Minority interests in subsidiaries                                                80                   29                13
Distributions on capital and preferred securities of subsidiary companies        149                  120                22
Preferred dividends of subsidiary companies                                       25                   43                85
-----------------------------------------------------------------------------------------------------------------------------
Interest charges and other, net                                                1,207                1,065               817
-----------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                      $   977              $   972           $ 1,127
=============================================================================================================================
Common Stock Data: (Note 9)
  Average number of shares of common stock outstanding (in millions)             697                  685               673
  Basic and diluted earnings per share of common stock                         $1.40                $1.42             $1.68
  Cash dividends paid per share of common stock                                $1.34                $1.30             $1.26
-----------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998, 1997, and 1996
Southern Company and Subsidiary Companies 1998 Annual Report

                                                                                1998                 1997              1996
=============================================================================================================================
                                                                                               (in millions)
Operating Activities:
Consolidated net income                                                     $    977             $    972          $  1,127
Adjustments to reconcile consolidated net income
   to net cash provided from operating activities --
      Depreciation and amortization                                            1,773                1,592             1,338
      Deferred income taxes and investment tax credits                           (22)                  (5)               57
      Gain on asset sales                                                        (61)                 (25)              (59)
      Write down of South American assets                                        308                    -                 -
      Write down of Rocky Mountain plant                                          34                    -                 -
      Other, net                                                                (199)                 (64)               50
      Changes in certain current assets and liabilities
         excluding effects from acquisitions --
           Receivables, net                                                      151                 (229)              (25)
           Fossil fuel stock                                                     (35)                  53                57
           Materials and supplies                                                (10)                  21                47
           Accounts payable                                                      (17)                 138                19
           Other                                                                (151)                 172              (210)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                    2,748                2,625             2,401
-----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                      (2,005)              (1,859)           (1,229)
Southern Energy business acquisitions, net of cash acquired                     (998)              (2,925)                -
Sales of property                                                                281                   32               211
Other                                                                             86                  (13)             (275)
-----------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                        (2,636)              (4,765)           (1,293)
-----------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds --
   Common stock                                                                  234                  360               171
   Preferred stock                                                               200                    -                 -
   Capital and preferred securities                                              435                1,321               322
   First mortgage bonds                                                            -                    -                85
   Other long-term debt                                                        2,973                2,499             1,570
Redemptions --
   Common stock repurchased                                                     (125)                   -                 -
   Preferred stock                                                              (239)                (660)             (179)
   First mortgage bonds                                                       (1,487)                (168)             (426)
   Other long-term debt                                                         (599)                (802)           (1,754)
Increase (decrease) in notes payable, net                                       (353)                 509              (268)
Payment of common stock dividends                                               (933)                (889)             (846)
Miscellaneous                                                                     53                  126              (110)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities                           159                2,296            (1,435)
-----------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                             271                  156              (327)
Cash and Cash Equivalents at Beginning of Year                                   601                  445               772
-----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                    $    872             $    601          $    445
=============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
   Interest (net of amount capitalized)                                         $998                 $876              $677
   Income taxes                                                                 $839                 $823              $706
Southern Energy business acquisitions --
   Fair value of assets acquired                                              $1,072               $4,768                $-
   Less cash paid for common stock                                               998                2,925                 -
-----------------------------------------------------------------------------------------------------------------------------
Liabilities assumed                                                          $    74               $1,843                $-
=============================================================================================================================
The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
At December 31, 1998 and 1997
Southern Company and Subsidiary Companies 1998 Annual Report

==============================================================================================================================
Assets                                                                                         1998                    1997
------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (in millions)
Utility Plant:
Plant in service (Note 1)                                                                   $35,364                 $34,044
Less accumulated provision for depreciation                                                  13,239                  11,934
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             22,125                  22,110
Nuclear fuel, at amortized cost                                                                 217                     230
Construction work in progress (Note 4)                                                        1,782                   1,312
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                        24,124                  23,652
-----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Goodwill, net of accumulated amortization of
   $106 million in 1998 and $55 million in 1997 (Note 13)                                     2,067                   1,888
Property rights, net of accumulated amortization of
   $169 million in 1998 and $108 million in 1997                                              1,185                   1,389
Equity investments in unconsolidated subsidiaries                                             1,560                   1,168
Nuclear decommissioning trusts                                                                  516                     387
Miscellaneous                                                                                   644                     742
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         5,972                   5,574
-----------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                       872                     601
Special deposits                                                                                 87                     103
Receivables, less accumulated provisions for uncollectible accounts
   of $113 million in 1998 and $77 million in 1997                                            1,797                   2,007
Fossil fuel stock, at average cost                                                              252                     218
Materials and supplies, at average cost                                                         515                     493
Prepayments                                                                                     102                      98
Vacation pay deferred                                                                            81                      79
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         3,706                   3,599
-----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                                             1,036                   1,142
Prepaid pension costs                                                                           491                     383
Debt expense, being amortized                                                                   129                     101
Premium on reacquired debt, being amortized                                                     294                     285
Miscellaneous                                                                                   440                     519
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         2,390                   2,430
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                $36,192                 $35,255
=============================================================================================================================
The accompanying notes are an integral part of these balance sheets.

At December 31, 1998 and 1997
Southern Company and Subsidiary Companies 1998 Annual Report

=============================================================================================================================
Capitalization and Liabilities                                                                 1998                    1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in millions)
Capitalization (See accompanying statements):
Common stock equity                                                                        $  9,797                $  9,647
Preferred stock of subsidiaries                                                                 369                     493
Company or subsidiary obligated mandatorily redeemable
   capital and preferred securities                                                           2,179                   1,744
Long-term debt                                                                               10,472                  10,274
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                        22,817                  22,158
-----------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Amount of securities due within one year                                                      1,526                     784
Notes payable                                                                                 1,828                   2,064
Accounts payable                                                                              1,027                   1,049
Customer deposits                                                                               125                     133
Taxes accrued --
   Federal and state income                                                                      50                     120
   Other                                                                                        299                     259
Interest accrued                                                                                233                     262
Vacation pay accrued                                                                            112                     108
Miscellaneous                                                                                   542                     608
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         5,742                   5,387
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                    4,481                   4,650
Deferred credits related to income taxes (Note 8)                                               715                     746
Accumulated deferred investment tax credits                                                     723                     754
Employee benefits provisions                                                                    474                     431
Minority interests in subsidiaries                                                              535                     435
Prepaid capacity revenues                                                                        96                     110
Department of Energy assessments                                                                 64                      72
Disallowed Plant Vogtle capacity buyback costs                                                   54                      56
Storm damage reserves                                                                            24                      38
Miscellaneous                                                                                   467                     418
-----------------------------------------------------------------------------------------------------------------------------
Total                                                                                         7,633                   7,710
-----------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, 7, 12, and 13)
Total Capitalization and Liabilities                                                        $36,192                 $35,255
=============================================================================================================================
The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 1998 and 1997
Southern Company and Subsidiary Companies 1998 Annual Report

=================================================================================================================================
                                                                         1998             1997              1998              1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                             (in millions)                    (percent of total)
Common Stock Equity:
Common stock, par value $5 per share --
   Authorized -- 1 billion shares
   Issued -- 1998:  700 million shares
          -- 1997:  693 million shares
   Par value                                                         $  3,499         $  3,467
   Paid-in capital                                                      2,463            2,331
   Treasury, at cost (Note 9)                                             (58)               -
Retained earnings (Note 9)                                              3,878            3,842
Accumulated other comprehensive income                                     15                7
------------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                               9,797            9,647              42.9%             43.5%
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
   4.20% to 7.00%                                                         135              136
$25 par or stated value --
   5.20% to 6.80%                                                         200              131
Adjustable and auction rates -- at 1/1/99:
   4.00% to 4.30%                                                         120              226
------------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $23 million)                        455              493
Less amount due within one year                                            86                -
------------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                                369              493               1.6               2.2
------------------------------------------------------------------------------------------------------------------------------------
Company or Subsidiary Obligated Mandatorily
   Redeemable Capital and Preferred Securities (Note 10):
$25 liquidation value --
   6.85% to 7.00%                                                         235                -
   7.13% to 7.38%                                                         297               97
   7.60% to 7.63%                                                         415              415
   7.75%                                                                  649              649
   8.14% to 9.00%                                                         583              583
------------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $168 million)                 2,179            1,744               9.6               7.9
------------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt of Subsidiaries:
First mortgage bonds --
   Maturity                        Interest Rates
   --------                        --------------
   1998                            5.00% to 8.67%                           -              238
   1999                            6.13% to 8.67%                         373              373
   2000                            6.00% to 8.67%                         209              349
   2001                            8.67%                                    9                9
   2002                            6.85% to 8.67%                          10              260
   2003                            6.13% to 8.67%                         635              635
   2004 through 2008               6.07% to 8.67%                         197              372
   2009 through 2013               8.67%                                   75               75
   2014 through 2018               8.67%                                   56               56
   2019 through 2023               7.30% to 8.75%                         614            1,298
   2024 through 2028               6.88% to 9.00%                         287              287


At December 31, 1998 and 1997
Southern Company and Subsidiary Companies 1998 Annual Report

===========================================================================================================================
                                                                1998             1997              1998              1997
---------------------------------------------------------------------------------------------------------------------------
                                                                    (in millions)                    (percent of total)
Other long-term debt --
   Pollution control revenue bonds --
      Collateralized:
         4.38% to 6.75% due 2000-2026                            954            1,154
         Variable rates (3.10% to 5.25% at 1/1/99)
           due 2011-2025                                         639              639
      Non-collateralized:
         6.75% to 7.25% due 2003-2020                            110              110
         5.80% due 2022                                            -               10
         Variable rates (3.15% to 5.33% at 1/1/99)
           due 2021-2037                                         880              670
   Long-term notes payable --
      5.21% to 11.00% due 1998-2002                               -               481
      6.13% to 11.00% due 1999-2002                              437                -
      5.35% to 10.00% due 2003-2004                              361               47
      5.49% to 10.50% due 2005                                   551               73
      6.80% to 8.14% due 2006                                    582              578
      7.16% to 10.25% due 2007                                   447              475
      3.66% to 10.56% due 2008-2015                              959              362
      6.38% to 8.12% due 2018-2038                               803               20
      6.88% to 7.13% due 2047-2048                               729              194
      Adjustable rates (5.23% to 7.10% at 1/1/99)
         due 1998-2001                                           397              710
      Adjustable rates (6.58% at 1/1/99)
         due 2002                                                793              847
      Adjustable rates (3.96% at 1/1/99)
         due 2004                                                516              478
      Adjustable rates (6.93% to 7.57% at 1/1/99)
         due 2005-2007                                           252              201
Capitalized lease obligations                                    135              142
Unamortized debt premium (discount), net                         (98)             (85)
---------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
   requirement -- $771 million)                               11,912           11,058
Less amount due within one year (Note 11)                      1,440              784
---------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year           10,472           10,274              45.9              46.4
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                         $22,817          $22,158             100.0%            100.0%
===========================================================================================================================
The accompanying notes are an integral part of these statements.


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 1998, 1997, and 1996
Southern Company and Subsidiary Companies 1998 Annual Report

=================================================================================================================================
                                                                                     1998                 1997              1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in millions)
Consolidated Net Income                                                              $977                 $972            $1,127
Other comprehensive income:
   Foreign currency translation adjustments                                            12                  (10)               31
   Gain on investments realized in net income                                           -                    -               (42)
   Less applicable income taxes (benefits)                                              4                   (3)               (4)
----------------------------------------------------------------------------------------------------------------------------------
Consolidated Comprehensive Income                                                    $985                 $965            $1,120
==================================================================================================================================



CONSOLIDATED STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1998, 1997, and 1996
=================================================================================================================================
                                                                                     1998                 1997              1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in millions)
Balance at Beginning of Year                                                       $2,331               $2,053            $1,920
Proceeds from sales of common stock over the par value -- 6.3 million,
   16.4 million, and 7.5 million shares in 1998, 1997, and 1996, respectively         132                  278               133
----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                             $2,463               $2,331            $2,053
==================================================================================================================================


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1998, 1997, and 1996
==================================================================================================================================
                                                                                     1998                 1997              1996
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in millions)
Balance at Beginning of Year                                                       $3,842               $3,764            $3,483
Consolidated net income                                                               977                  972             1,127
----------------------------------------------------------------------------------------------------------------------------------
                                                                                    4,819                4,736             4,610
Cash dividends on common stock                                                        933                  889               846
Capital and preferred stock transactions, net                                           8                    5                 -
----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year (Note 9)                                                    $3,878               $3,842            $3,764
==================================================================================================================================


CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME
For the Years Ended December 31, 1998, 1997, and 1996
===================================================================================================================================
                                                                                     1998                 1997              1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in millions)
Balance at Beginning of Year                                                         $  7                  $14               $21
Change during the year                                                                  8                   (7)               (7)
------------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                                $15                 $  7               $14
====================================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Southern Company and Subsidiary Companies 1998 Annual Report

1. SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES

General

Southern Company is the parent company of five operating companies, a system service company, Southern Communications Services (Southern LINC), Southern Company Energy Solutions, Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and other direct and indirect subsidiaries. The operating companies -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four southeastern states. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power --are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission
(SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Worldwide, Southern Energy develops and manages electricity and other energy related projects, including domestic energy trading and marketing. Southern Nuclear provides services to Southern Company's nuclear power plants.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The operating companies also are subject to regulation by the FERC and their respective state public service commissions. The companies follow generally accepted accounting principles and comply with the accounting policies and practices prescribed by their respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates. All material intercompany items have been eliminated in consolidation.

   The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis and other investments on an equity basis. Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with the current year presentation.

Regulatory Assets and Liabilities

The operating companies are subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the operating companies associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Consolidated Balance Sheets at December 31 relate to the following:

                                           1998           1997
---------------------------------------------------------------
                                             (in millions)
Deferred income taxes                    $1,036         $1,142
Deferred Plant Vogtle costs                   -             50
Premium on reacquired debt                  294            285
Demand-side programs                          -             11
Department of Energy assessments             57             63
Vacation pay                                 81             79
Deferred fuel charges                         -              4
Postretirement benefits                      36             38
Work force reduction costs                   17             37
Deferred income tax credits                (715)          (746)
Storm damage reserves                       (24)           (36)
Other, net                                  145            152
---------------------------------------------------------------
Total                                    $  927         $1,079
===============================================================

   In the event that a portion of an operating company's operations is no longer subject to the provisions of FASB Statement No. 71, the company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The operating companies accrue revenues for service rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The operating companies' electric rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and

Southern Company and Subsidiary Companies 1998 Annual Report


certain other costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

   Southern Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

   Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $133 million in 1998, $144 million in 1997, and $142 million in 1996. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel. Although disposal was scheduled to begin in 1998, the actual year this service will begin is uncertain. The DOE failed to begin disposing of spent fuel in January 1998, as required by the contracts, and the companies are pursuing legal remedies against the government for breach of contract. Sufficient storage capacity currently is available to permit operation into 2003 at Plant Hatch, into 2017 at Plant Vogtle, and into 2009 and 2013 at Plant Farley units 1 and 2, respectively. Plant Vogtle's spent fuel storage capacity includes the installation in 1998 of additional rack capacity. Activities for adding dry cask storage capacity at Plant Hatch by as early as 1999 are in progress.

   Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is funded in part by a special assessment on utilities with nuclear plants. This assessment is being paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Alabama Power and Georgia Power -- based on its ownership interests -- estimate their respective remaining liability at December 31, 1998, under this law to be approximately $31 million and $24 million. These obligations are recorded in the Consolidated Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.4 percent in 1998, 3.4 percent in 1997, and 3.3 percent in 1996. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

   Georgia Power recorded additional depreciation of electric plant amounting to $316 million in 1998, $159 million in 1997, and $24 million in 1996. The accumulated depreciation related to these charges is $505 million at December 31, 1998. See Note 3 under "Georgia Power 1998 Retail Rate Order" for additional information.

   The Nuclear Regulatory Commission (NRC) requires all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. Alabama Power and Georgia Power have external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the respective state public service commissions. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

   Site study cost is the estimate to decommission a specific facility as of the site study year, and ultimate cost is the estimate to decommission a specific facility as of its retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- based on the most current study as

Southern Company and Subsidiary Companies 1998 Annual Report


of December 31, 1998, for Alabama Power's Plant Farley and Georgia Power's ownership interests in plants Hatch and Vogtle were as follows:

                                   Plant      Plant      Plant
                                  Farley      Hatch     Vogtle
---------------------------------------------------------------
Site study basis (year)             1998       1997       1997
Decommissioning periods:
   Beginning year                   2017       2014       2027
   Completion year                  2031       2027       2038
---------------------------------------------------------------
                                        (in millions)
Site study costs:
   Radiated structures              $629       $372       $317
   Non-radiated structures            60         33         44
---------------------------------------------------------------
Total                               $689       $405       $361
===============================================================
                                        (in millions)
Ultimate costs:
   Radiated structures            $1,868       $722    $   922
   Non-radiated structures           178         65        129
----------------------------------------------------------------
Total                             $2,046       $787     $1,051
================================================================

Significant assumptions:
   Inflation rate                    4.5%       3.6%       3.6%
   Trust earning rate                7.0        6.5        6.5
----------------------------------------------------------------

   The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making these estimates.

   Annual provisions for nuclear decommissioning are based on an annuity method as approved by the respective state public service commissions. The amount expensed in 1998 and fund balances were as follows:

                                   Plant      Plant      Plant
                                  Farley      Hatch     Vogtle
---------------------------------------------------------------
                                        (in millions)
Amount expensed in 1998             $ 18       $ 11       $  9
Accumulated provisions:
   Balance in external trust
      funds                         $232       $172       $112
   Balance in internal reserves       42         19         12
---------------------------------------------------------------
Total                               $274       $191       $124
===============================================================

   Alabama Power's decommissioning costs for ratemaking are based on the site study. For Georgia Power effective January 1, 1999, the GPSC increased the annual provision for decommissioning expenses to $26 million. This amount is based on the NRC generic estimate to decommission the radioactive portion of the facilities as of 1997. The estimates are $526 million and $438 million for plants Hatch and Vogtle, respectively. The ultimate costs associated with the 1997 NRC minimum funding requirements are $1.1 billion and $1.3 billion for plants Hatch and Vogtle, respectively. Significant assumptions include an estimated inflation rate of 3.6 percent and an estimated trust earnings rate of
6.5 percent. Alabama Power and Georgia Power expect their respective state public service commissions to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

Income Taxes

Southern Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Utility Plant

Utility plant is stated at original cost less regulatory disallowances. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property -- exclusive of minor items of property -- is charged to utility plant.

Property Rights

Included in property rights are leasehold interests in Southern Energy's power generation facilities that are developed under build, operate, and transfer agreements with foreign governments. Southern Energy's construction costs are initially recorded as construction work in progress, and -- after completion -- these costs are recorded as leasehold interests. These costs are amortized over the length of time the facility is operated before transferring ownership to the local government. Also included in property rights is a concession agreement assigned in 1993 by the Argentine government to Southern Energy for the operation of a hydroelectric plant.

Cash and Cash Equivalents

For purposes of the consolidated financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Southern Company and Subsidiary Companies 1998 Annual Report


Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Foreign Currency Translation

Assets and liabilities of Southern Company's international operations, where the local currency is the functional currency, have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation have been recorded in other comprehensive income. The financial statements of international operations, where the U.S. dollar is the functional currency, reflect certain transactions denominated in the local currency that have been remeasured in U.S. dollars. The remeasurement of local currencies into U.S. dollars creates gains and losses from foreign currency transactions that are included in consolidated net income. Foreign exchange gains and losses are not material for all periods presented.

Comprehensive Income

In 1998, Southern Company adopted FASB Statement No. 130, Reporting Comprehensive Income. This statement establishes rules for the reporting and display of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the consolidated financial statements. The objective of the statement is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

Financial Instruments for Non-Trading Activities

Non-trading derivative financial instruments are used to hedge exposures to fluctuations in interest rates, foreign currency exchange rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount when the hedged transaction occurs.

   The company utilizes interest rate swaps and cross currency interest rate swaps to minimize borrowing costs by changing the interest rate and currency of the original borrowing. For qualifying hedges, the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps.

   Southern Company's international operations are exposed to the effects of foreign currency exchange rate fluctuations. To protect against this exposure, the company utilizes currency swaps to hedge its net investment in certain foreign subsidiaries, which has the effect of converting foreign currency cash inflows into U.S. dollars at fixed exchange rates. Gains or losses on these currency swaps, designated as hedges of net investments, are offset against the translation effects reflected in other comprehensive income, net of tax.

   Non-trading financial derivative instruments held at December 31, 1998, were as follows:

                     Year of                      Unrecognized
                    Maturity or      Notional       Gain
Type                Termination        Amount      (Loss)
-------------------------------     ----------------------------
                                           (in millions)
Interest rate
   swaps:             2002-2016          $928        $(69)
                      2001-2012    (pound)600       $(130)
                      2002-2007         DM691        $(30)
Cross currency
   swaps              2001-2007    (pound)429         $11
Cross currency
   swaption                2003         DM555        $(18)
----------------------------------------------------------------
(pound) - Denotes British pound sterling.
DM - Denotes Deutschemark.

   The company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the company's exposure to counterparty credit risk. The company is unaware of any counterparties that will fail to meet their obligations.

   In the United Kingdom, the company utilizes contracts to mitigate its exposure to volatility in the prices of electricity purchased through the wholesale electricity market. These contracts allow the company to effectively convert the majority of its anticipated wholesale electricity purchases from market prices to fixed prices. The gains and losses on these contracts are deferred and recognized as electricity is purchased. Recently, a market has developed for trading these contracts in the United Kingdom. However, due to the immaturity of this market and the complexity of the company's existing contracts, it is not practicable to estimate the fair value of these contracts.

Southern Company and Subsidiary Companies 1998 Annual Report


   Other Southern Company financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying           Fair
                                         Amount          Value
----------------------------------------------------------------
                                              (in millions)
Long-term debt:
   At December 31, 1998                 $11,777        $11,626
   At December 31, 1997                  10,916         11,160
Capital and preferred securities:
   At December 31, 1998                   2,179          2,288
   At December 31, 1997                   1,744          1,826
----------------------------------------------------------------

   The fair values for long-term debt and capital and preferred securities were based on either closing market price or closing price of comparable instruments.

Financial Instruments for Trading Activities

Effective in January 1998, Southern Energy and Vastar Resources, Inc. (Vastar) combined their energy trading and marketing activities to form a joint venture. Southern Energy's investment in the joint venture is accounted for under the equity method of accounting. See Note 5 under "Energy Trading and Marketing Commitments" for additional information. Financial statement disclosure related to Southern Energy's energy trading and marketing activities for 1997 -- prior to the formation of the joint venture was presented as follows:

   Derivative financial instruments used for trading purposes primarily relate to commodities associated with the energy sector, such as electricity, natural gas, and crude oil. These instruments were recorded at fair value for balance sheet purposes. The determination of fair value considers various factors, such as closing exchange prices, broker price quotations, and model pricing. Model pricing considers time value and volatility factors underlying any options and contractual commitments. These transactions were accounted for using the mark-to-market method of accounting in which the unrealized gains or losses resulting from the impact of price movements are recognized as net gains or losses in the consolidated statements of income. If the company has a master netting agreement with counterparties, net positions were recognized for consolidated balance sheet and income statement purposes.

   In 1997, the company provided price risk management services by entering into a variety of contractual commitments such as price cap and floor agreements, futures contracts, forward purchase and sale agreements, and option contracts. These contracts generally require future settlement, and are either executed on an exchange or traded as over-the-counter (OTC) instruments. Contractual commitments had widely varying terms and durations that ranged from a few hours to a number of years depending on the instrument. The majority of the company's transactions at December 31, 1997, were short-term in duration, with a weighted average maturity of approximately 1.3 years.

   All contractual commitments used for trading purposes were recorded at fair value. Contracts in a net receivable position, as well as options held, were reported as assets. Similarly, contractual commitments in a net payable position, as well as options written, were reported as liabilities. The net unrealized gain from risk management services amounted to $8 million at December 31, 1997. Contractual commitments reflected in the Consolidated Balance Sheets at December 31, 1997 were as follows:

                               Net
                            Notional           Fair Value
                             Amounts       --------------------
1997                (Kilowatt-Hours)       Assets  Liabilities
-----               -------------------------------------------
                                    (in millions)
Exchange-issued
   products:
      Futures
         contracts               904          $14          $15
      Other                      958            1            1
---------------------------------------------------------------
Total                          1,862           15           16
---------------------------------------------------------------
OTC products:
   Forward
      contracts                2,643           69           62
   Swaps                        (473)           1            -
   Other                         639            9            8
---------------------------------------------------------------
Total                          2,809           79           70
---------------------------------------------------------------
Total                          4,671          $94          $86
===============================================================

   Notional amounts -- stated in equivalent millions of kilowatt-hours -- are indicative only of the volume of activity and are not a measure of market risk. Notional amounts of natural gas and crude oil positions are reflected in equivalent kilowatt-hours based on standard conversion rates.

Southern Company and Subsidiary Companies 1998 Annual Report


   The annual average gross balances of the company's options and contractual commitments used for trading purposes, based on month-end balances were as follows:

                                         Average Fair Value
                                    -----------------------------
1997                                  Assets       Liabilities
----                                -----------------------------
                                            (in millions)
Commodity instruments:
   Electricity                           $97               $94
   Gas                                     6                 6
   Other                                   7                 6
-----------------------------------------------------------------

2. RETIREMENT BENEFITS

Southern Company has defined benefit, trusteed, pension plans that cover substantially all employees. In the United States, Southern Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The operating companies fund trusts to the extent deductible under federal income tax regulations or to the extent required by their respective regulatory commissions. In 1998, Southern Company adopted FASB Statement No. 132 Employers' Disclosure about Pensions and Other Postretirement Benefits. The measurement date is September 30 for each year.

Pension Plans

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                                Projected
                                           Benefit Obligations
                                           ---------------------
                                             1998         1997
----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $3,701       $3,624
Service cost                                   99           94
Interest cost                                 273          271
Benefits paid                                (201)        (163)
Actuarial (gain) loss                         298         (125)
----------------------------------------------------------------
Balance at end of year                     $4,170       $3,701
================================================================

                                               Plan Assets
                                           --------------------
                                             1998         1997
---------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $5,931       $5,212
Actual return on plan assets                  223          911
Employer contributions                          4            9
Benefits paid                                (180)        (201)
---------------------------------------------------------------
Balance at end of year                     $5,978       $5,931
===============================================================

   The accrued pension costs recognized in the Consolidated Balance Sheet were as follows:

                                             1998         1997
----------------------------------------------------------------
                                                (in millions)
Funded status                             $ 1,808      $ 2,230
Unrecognized transition obligation            (89)        (101)
Unrecognized prior service cost               119          126
Unrecognized net gain                      (1,347)      (1,874)
Fourth quarter contributions                    -            2
----------------------------------------------------------------
Prepaid asset recognized in the
   Consolidated Balance Sheets            $   491      $   383
================================================================

   Components of the plans' net periodic cost were as follows:

                                    1998      1997       1996
----------------------------------------------------------------
                                          (in millions)
Service cost                       $  99     $  94      $  99
Interest cost                        273       271        267
Expected return on
   plan assets                      (425)     (394)      (378)
Recognized net gain                  (47)      (42)       (29)
Net amortization                      (9)       (9)       (12)
----------------------------------------------------------------
Net pension cost (income)          $(109)    $ (80)     $ (53)
================================================================

   The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefits were:

                                             1998         1997
-----------------------------------------------------------------
Discount                                     6.75%        7.50%
Annual salary increase                       4.25         5.00
Long-term return on plan assets              8.50         8.50
-----------------------------------------------------------------

Postretirement Benefits

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                                Projected
                                           Benefit Obligations
                                          ------------------
                                             1998         1997
----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $  935         $870
Service cost                                   18           18
Interest cost                                  69           67
Benefits paid                                 (35)         (27)
Actuarial (gain) loss                          50            7
----------------------------------------------------------------
Balance at end of year                     $1,037         $935
================================================================

Southern Company and Subsidiary Companies 1998 Annual Report

                                                Plan Assets
                                           ---------------------
                                             1998         1997
----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year                 $294         $260
Actual return on plan assets                    8           32
Employer contributions                         69           29
Benefits paid                                 (35)         (27)
----------------------------------------------------------------
Balance at end of year                       $336         $294
=================================================================

   The accrued postretirement costs recognized in the Consolidated Balance Sheet were as follows:

                                             1998         1997
-----------------------------------------------------------------
                                                (in millions)
Funded status                               $(701)       $(641)
Unrecognized transition obligation            219          233
Unrecognized prior service cost                 -           (4)
Unrecognized net loss (gain)                  117           68
Fourth quarter contributions                   30           41
-----------------------------------------------------------------
Accrued liability recognized in the
   Consolidated Balance Sheets              $(335)       $(303)
=================================================================

   Components of the plans' net periodic cost were as follows:


                                    1998      1997       1996
-----------------------------------------------------------------
                                          (in millions)
Service cost                        $ 18      $ 18       $ 20
Interest cost                         69        66         60
Expected return on
   plan assets                       (21)      (18)       (14)
Recognized net gain                    2         3          3
Net amortization                      14        17         15
--------------------------------------------------------------
Net postretirement cost             $ 82      $ 86       $ 84
==============================================================

   An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of
8.30 percent for 1998, decreasing gradually to 4.75 percent through the year 2005, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 1998 as follows:

                                      1 Percent      1 Percent
                                      Increase        Decrease
----------------------------------------------------------------
                                            (in millions)
Benefit obligation                      $75               $(63)
Service and interest costs                7                 (6)
----------------------------------------------------------------

Work Force Reduction Programs

Southern Company has incurred additional costs for work force reduction programs. The costs related to these programs were $32 million, $50 million, and $85 million, for the years 1998, 1997, and 1996, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $17 million at December 31, 1998.

3. LITIGATION AND REGULATORY MATTERS

Alabama Power Appliance Warranty Litigation

In 1996, a class action against Alabama Power was filed charging Alabama Power with fraud and non-compliance with regulatory statutes relating to the offer, sale, and financing of "extended service contracts" in connection with the sale of electric appliances. The plaintiffs seek damages in an unspecified amount. Alabama Power has offered extended service agreements to its customers since January 1984, and approximately 175,000 extended service agreements could be involved in these proceedings. The trial court has granted partial summary judgment in favor of the plaintiffs. Alabama Power has appealed this decision to the Supreme Court of Alabama. The final outcome of this case cannot now be determined.

Alabama Power Environmental Litigation

On November 30, 1998, total judgments of nearly $53 million were entered in favor of five plaintiffs against Alabama Power and two large textile manufacturers. The plaintiffs alleged that the manufacturers had discharged certain polluting substances into a stream that empties into Lake Martin, a hydroelectric reservoir owned by Alabama Power, and that such discharges had reduced the value of the plaintiffs' residential lots on Lake Martin. Of the total amount of the judgments, $155 thousand was compensatory damages and the remainder was punitive damages. The damages were assessed against all three defendants jointly. Post-trial motions have been filed, and, if relief is not granted at the trial court level, Alabama Power will appeal these judgments to the Supreme Court of Alabama. While Alabama Power believes that these judgments should be reversed or set aside, the final outcome of this matter cannot now be determined.

Southern Company and Subsidiary Companies 1998 Annual Report


Georgia Power Potentially Responsible Party Status

In January 1995, Georgia Power and four other unrelated entities were notified by the Environmental Protection Agency (EPA) that they have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation, and Liability Act with respect to a site in Brunswick, Georgia. As of December 31, 1998, Georgia Power had recorded approximately $5 million in cumulative expenses associated with the site. This represents Georgia Power's agreed-upon share of the removal and remedial investigation and feasibility study costs.

   The final outcome of this matter cannot now be determined. However, based on the nature and extent of Georgia Power's activities relating to the site, management believes that the company's portion of any remaining remediation costs should not be material to the financial statements.

FERC Review of Equity Returns

   On September 21, 1998, the FERC entered separate orders affirming the outcome of the administrative law judge's opinions in two proceedings in which the return on common equity component of formula rates contained in substantially all of the operating companies' wholesale power contracts was being challenged as unreasonably high. These orders resulted in no change in the wholesale power contracts that were the subject of such proceedings. The FERC also dismissed a complaint filed by three customers under long-term power sales agreements seeking to lower the equity return component in such agreements. These customers have filed applications for rehearing regarding each FERC order. In response to a requirement of the September 1998 FERC orders, Southern Company filed a new equity return component on the long-term power sales contracts, to be effective January 5, 1999. The proposed equity return was lowered from 13.75 percent to
12.50 percent. If the filed equity return is approved, the estimated impact on Southern Company's revenues will be approximately $7 million annually. The FERC placed the new rates into effect subject to refund. Also, this filing was consolidated with the new proceeding discussed below.

   On December 28, 1998, the FERC staff filed a motion asking the FERC to initiate a new proceeding regarding the equity return and other issues involving the operating companies' formula rate contracts. The motion was submitted pursuant to review procedures applicable to these contracts, and would be applicable to billings under such contracts on and after January 1, 1999.

Southern Company Tax Litigation

In August 1997, Southern Company and the Internal Revenue Service (IRS) entered into a settlement agreement related to tax issues for the years 1984 through 1987. The agreement received final approval by the Joint Congressional Committee on Taxation in June 1998 and as a result, Alabama Power and Georgia Power recognized interest income in 1998 of $14 million and $69 million, respectively. The refund by the IRS has been received and this matter is now concluded.

Mobile Energy Services Petition for Bankruptcy

On January 14, 1999, Mobile Energy Services Company, LLC (MESC) -- an indirect subsidiary of Southern Company -- filed a petition for Chapter 11 bankruptcy relief in the U.S. Bankruptcy Court for the Southern District of Alabama. MESC is the owner and operator of a facility that generates electricity, produces steam, and processes black liquor as part of a pulp and paper complex in Mobile, Alabama. This action is in response to Kimberly-Clark Tissue Company's announcement in May 1998 of plans to close its pulp mill, effective September 1, 1999. As a part of the filing, MESC also is seeking payment for damages from Kimberly-Clark Tissue Company. MESC will continue to operate the facility as debtors-in possession, subject to the supervision and orders of the bankruptcy court. A reorganization plan has not yet been filed by MESC.

   Southern Company's equity investment in MESC was $20 million and MESC's total assets were $392 million at December 31, 1998. MESC contributed $4 million and $6 million to consolidated net income in 1998 and 1997, respectively. At December 31, 1998, MESC had senior debt outstanding of $234 million of first mortgage bonds and $85 million related to tax-exempt bonds. MESC paid in January 1999 its regular semi-annual payment of $17 million to its bondholders. The final outcome of this matter cannot now be determined.

Alabama Power Rate Adjustment Procedures

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of 13 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

Southern Company and Subsidiary Companies 1998 Annual Report


   In June 1995, the APSC issued a rate order granting Alabama Power's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

   In December 1995, the APSC issued an order authorizing Alabama Power to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing Alabama Power to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by Alabama Power. In 1998, Alabama Power -- in accordance with the 1995 rate order -- recorded $33 million of additional amortization of premium on reacquired debt.

   The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Georgia Power Investment in Rocky Mountain

In its 1985 financing order, the GPSC concluded that completion of the Rocky Mountain pumped storage hydroelectric plant in 1991 as then planned was not economically justifiable and reasonable and withheld authorization for Georgia Power to spend funds from approved securities issuances on that plant. In 1988, Georgia Power and Oglethorpe Power Corporation (OPC) entered into a joint ownership agreement for OPC to assume responsibility for the construction and operation of the plant. The plant went into commercial operation in 1995.

   In June 1996, the GPSC initiated a review of this plant. On January 14, 1998, the GPSC ordered that Georgia Power be allowed to include approximately $108 million of its $142 million investment in rate base as of December 31, 1998. In December 1998, Georgia Power recorded a write down of $34 million -- $21 million after taxes -- on its investment in Rocky Mountain as a result of the GPSC's 1998 retail rate order discussed later. This matter is now concluded.

Georgia Power 1998 Retail Rate Order

As required by the GPSC, Georgia Power filed a general rate case in 1998. On December 18, 1998, the GPSC approved a new three-year rate order for Georgia Power. Under the terms of the order, Georgia Power's earnings will continue to be evaluated against a retail return on common equity range of 10 percent to
12.5 percent. Georgia Power's annual retail rates will be decreased by $262 million effective January 1, 1999, and by an additional $24 million effective January 1, 2000. The order further provides for $85 million each year, and up to an additional $50 million annually in 2000 and 2001 of any earnings in excess of the 12.5 percent return, to be applied to accelerated amortization or depreciation of assets. Two-thirds of any additional earnings in excess of the
12.5 percent return in any year will be applied to rate reductions and the remaining one-third retained by Georgia Power. During the term of the order, Georgia Power will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Georgia Power is required to file a general rate case on July 1, 2001. At that time, the GPSC would be expected to determine whether the rate order should be continued, modified, or discontinued.

4. CONSTRUCTION PROGRAM

Southern Company is engaged in continuous construction programs, currently estimated to total some $2.6 billion in 1999, $2.1 billion in 2000, and $2.1 billion in 2001. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; acquisition of additional generating assets; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1998, significant purchase commitments were outstanding in connection with the construction program. The operating companies have approximately 2,700 megawatts of combined cycle generation scheduled to be placed in service by 2001. Southern Energy has under construction some 1,300 megawatts of owned capacity. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading of generating plants.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5. INVESTMENTS, FINANCING, AND
   COMMITMENTS

Investments

In December 1998, Southern Energy designed and implemented a plan to dispose of its Argentinean and Chilean investments by December 31, 1999. As a result,

Southern Company and Subsidiary Companies 1998 Annual Report


Southern Energy recorded an after-tax write down of approximately $200 million in 1998 to reflect the difference between the carrying value of these assets and the estimated fair value of the businesses. Southern Energy estimated the fair value of the businesses held for sale based upon bids received from prospective buyers, if available, or the discounted expected future cash flows to be generated by the assets. The adjusted carrying value of these assets held for disposal at December 31, 1998 was $90 million. These assets impacted the Consolidated Statements of Income as follows:

                       Operating      Operating     Consolidated
Year                    Revenues        Income         Net Income
----                ---------------------------------------------
1998                       $180           $39               $ 5
1997                        180            38                 5
1996                        157            20                (5)

   Depreciation expense was suspended beginning January 1999, and the after-tax amount of depreciation recorded in 1998 was $16 million. Southern Energy is actively pursuing and/or negotiating with potential buyers. However at this time, a definitive agreement has not been entered into.

   Southern Energy acquired $670 million of generating assets in 1998 and sold an additional 26 percent interest in its United Kingdom subsidiary for $170 million. In late 1998, Southern Energy announced plans to acquire $801 million and $480 million of generating assets in California and New York, respectively. These transactions are expected to close in 1999. At December 31, 1998, Southern Energy's total assets amounted to $12 billion.

Financing

The amount and timing of additional equity capital to be raised in 1999 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

   The operating companies' construction programs are expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The companies may issue additional long-term debt and preferred securities primarily for debt maturities and for redeeming higher-cost securities if market conditions permit.

Bank Credit Arrangements

At the beginning of 1999, unused credit arrangements with banks totaled $4.6 billion, of which $2.7 billion expires during 1999, $304 million during 2000 to 2001, $1.0 billion during 2002, and $593 million during 2003 and 2004. The following table outlines the credit arrangements by company:

                                   Amount of Credit
                        -----------------------------------------
                                                Expires
                                             --------------------
                                                        2000 &
Company                   Total    Unused      1999     beyond
--------                -----------------------------------------
                                     (in millions)
Alabama Power            $  758    $  758    $  678     $   80
Georgia Power             1,252     1,252       722        530
Gulf Power                  103        97        97          -
Mississippi Power            96        76        56         20
Savannah Electric            61        61        41         20
Southern Company          2,000     2,000     1,000      1,000
Southern Energy             907       340        71        269
Other                        70        54        54          -
-----------------------------------------------------------------
Total                    $5,247    $4,638    $2,719     $1,919
=================================================================

   Approximately $2.0 billion of the credit facilities allows for term loans ranging from one to three years. Most of the agreements include stated borrowing rates but also allow for competitive bid loans.

   All of the credit arrangements require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal. Of the total $4.6 billion in unused credit, $1.7 billion and $1.0 billion are syndicated credit arrangements of Southern Company and Georgia Power, respectively. These facilities also require the payment of agent fees.

   A portion of the $4.6 billion unused credit with banks is allocated to provide liquidity support to the companies' variable rate pollution control bonds. At December 31, 1998, the amount of the credit lines allocated for this purpose was $1.4 billion.

   In addition, the companies from time to time borrow under uncommitted lines of credit with banks. Also, Southern Company, Alabama Power, Georgia Power, and Southern Energy borrow through commercial paper programs that have the liquidity support of committed bank credit arrangements.

Southern Company and Subsidiary Companies 1998 Annual Report


Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of the generating plants, Southern Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Also, Southern Company has entered into various long-term commitments for the purchase of electricity. Total estimated long-term obligations at December 31, 1998, were as follows:
                                                     Purchased
Year                                    Fuel           Power
-----                              ----------------------------
                                           (in millions)
1999                                  $1,674            $  161
2000                                   1,248               168
2001                                   1,048               170
2002                                     860               173
2003                                     824               177
2004 and thereafter                    3,464             1,522
----------------------------------------------------------------
Total commitments                     $9,118            $2,371
================================================================

Operating Leases

Southern Company has operating lease agreements with various terms and expiration dates. These expenses totaled $50 million, $33 million, and $25 million for 1998, 1997, and 1996, respectively. At December 31, 1998, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                                   Amounts
-----                                                 ---------
                                                  (in millions)
1999                                                     $  46
2000                                                        39
2001                                                        31
2002                                                        30
2003                                                        29
2004 and thereafter                                        304
---------------------------------------------------------------
Total minimum payments                                    $479
===============================================================

Energy Trading and Marketing Commitments

In January 1998, Southern Energy and Vastar combined their energy trading and marketing activities to form a joint venture, Southern Company Energy Marketing
(SCEM). Southern Company and Vastar have separately made guarantees to certain counterparties regarding performance of contractual commitments by the joint venture. Southern Company and Vastar have agreed to indemnify each other against losses under such guarantees in proportion to their respective ownership shares of SCEM. Southern Company's ownership interest is 60 percent. At December 31, 1998, outstanding guarantees related to the estimated fair value of net contractual commitments were approximately $152 million. Based upon the SCEM's statistical analysis of its credit risk, Southern Company's potential exposure under these contractual commitments would not materially differ from the estimated fair value. SCEM's gross revenues and cost of sales for 1998 were $9.2 billion and $9.1 billion, respectively.

   Southern Energy has guaranteed certain minimum annual cash distributions, subject to exclusions, payable by SCEM to Vastar. These distributions before adjustments total $105 million for the period 1999-2002.

   Vastar has the right -- exercisable in the period from December 1, 2002 through the first business day of 2003 -- to sell its remaining interest in SCEM to Southern Energy. The price will range from $130 million to $210 million depending on the interest owned by Vastar at that time, plus certain other contractual considerations.

Assets Subject to Lien

Each of Southern Company's subsidiaries is organized as a legal entity, separate, and apart from Southern Company and its other subsidiaries. The subsidiary companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises. There are no agreements or other arrangements among the subsidiary companies under which the assets of one company have been pledged or otherwise made available to satisfy obligations of Southern Company or any of its other subsidiaries.

6. FACILITY SALES AND JOINT OWNERSHIP
   AGREEMENTS

Alabama Power owns an undivided interest in units 1 and 2 of Plant Miller and related facilities jointly with Alabama Electric Cooperative, Inc.

   Georgia Power owns undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts, together with transmission facilities, jointly with OPC, the Municipal Electric Authority of Georgia, and the city of Dalton, Georgia. In addition, Georgia Power has joint ownership agreements with OPC for

Southern Company and Subsidiary Companies 1998 Annual Report


the Rocky Mountain project and with Florida Power Corporation (FPC) for a combustion turbine unit at Intercession City, Florida.

   At December 31, 1998, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

                             Jointly Owned Facilities
                       ------------------------------------------
                         Percent     Amount of     Accumulated
                       Ownership    Investment    Depreciation
                       ---------  ------------   ----------------
                                         (in millions)
Plant Vogtle
   (nuclear)                45.7%       $3,296          $1,514
Plant Hatch
   (nuclear)                50.1           840             538
Plant Miller
   (coal)
   Units 1 and 2            91.8           717             330
Plant Scherer
   (coal)
   Units 1 and 2             8.4           112              48
Plant Wansley
   (coal)                   53.5           298             141
Rocky Mountain
   (pumped storage)         25.4           169              61
Intercession City
   (combustion turbine)     33.3            12               *
-----------------------------------------------------------------
*Less than $1 million.

   Alabama Power and Georgia Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project and Intercession City -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

7. LONG-TERM POWER SALES AGREEMENTS

The operating companies have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. These agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues amounted to $196 million in 1998, $203 million in 1997, and $217 million in 1996.

   Unit power from specific generating plants is currently being sold to Florida Power & Light Company (FP&L), FPC, Jacksonville Electric Authority (JEA), and the city of Tallahassee, Florida. Under these agreements, approximately 1,600 megawatts of capacity is scheduled to be sold in 1999. Thereafter, these sales will decline to some 1,500 megawatts and remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 with a minimum of three years notice -- until the expiration of the contracts in 2010.

8. INCOME TAXES

At December 31, 1998, the tax-related regulatory assets and liabilities were $1.0 billion and $715 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

   Details of income tax provisions are as follows:

                                     1998       1997      1996
---------------------------------------------------------------
                                           (in millions)
Total provision for income taxes:
Federal --
   Currently payable                $ 451      $ 547      $569
   Deferred -- current year           195        188       116
            -- reversal of
                 prior years         (208)      (160)      (74)
---------------------------------------------------------------
                                      438        575       611
---------------------------------------------------------------
State --
   Currently payable                  106        104        82
   Deferred -- current year            28         15        23
            -- reversal of
                  prior years         (31)       (19)       (9)
---------------------------------------------------------------
                                      103        100        96
---------------------------------------------------------------
International --
   Windfall profits tax
   assessed in United Kingdom           -        148         -
   Other                                8         16        50
---------------------------------------------------------------
Total                                 549        839       757
Less income taxes charged
   (credited) to other income          (8)       114        10
---------------------------------------------------------------
Total income taxes charged
   to operations                    $ 557      $ 725      $747
===============================================================

   The first half of the windfall profits tax assessed in the United Kingdom was paid in December 1997, and the remainder in December 1998.

Southern Company and Subsidiary Companies 1998 Annual Report


   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                1998      1997
---------------------------------------------------------------
                                                 (in millions)
Deferred tax liabilities:
   Accelerated depreciation                   $3,315    $3,345
   Property basis differences                  1,667     1,756
   Other                                         403       269
---------------------------------------------------------------
Total                                          5,385     5,370
---------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes        104       108
   Other property basis differences              239       245
   Deferred costs                                132       116
   Pension and other benefits                     79        72
   Other                                         293       197
---------------------------------------------------------------
Total                                            847       738
---------------------------------------------------------------
Net deferred tax liabilities                   4,538     4,632
Portion included in current assets, net          (57)       18
---------------------------------------------------------------
Accumulated deferred income taxes
   in the Consolidated Balance Sheets         $4,481    $4,650
===============================================================

   Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $38 million in 1998, $30 million in 1997, and $33 million in 1996. At December 31, 1998, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       1998      1997     1996
----------------------------------------------------------------
Federal statutory rate                 35.0%     35.0%    35.0%
State income tax,
     net of federal deduction           4.1       3.4      3.2
Non-deductible book
   depreciation                         4.1       2.3      1.8
International tax credits              (6.4)        -        -
Windfall profits tax                      -       8.0        -
Difference in prior years'
   deferred and current tax rate       (1.3)     (1.5)    (1.0)
Other                                  (1.8)     (1.9)    (0.5)
----------------------------------------------------------------
Effective income tax rate              33.7%     45.3%    38.5%
================================================================

   Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

   The undistributed earnings of certain foreign subsidiaries aggregated $251 million as of December 31, 1998, which, under existing tax law, will not be subject to U.S. income tax until distributed. Because the earnings have been or are intended to be indefinitely reinvested, no provision has been made for any taxes that may be applicable. It is not practicable to estimate the amount of unrecognized deferred U.S. income taxes on undistributed earnings.

9. COMMON STOCK

Treasury Stock

In July 1998, Southern Company's Board of Directors authorized the company to make open market purchases of its common stock in an aggregate amount not to exceed $300 million through March 31, 1999. The purpose of the program is to provide shares of common stock for the purchase requirements of Southern Company's various stockholder, employee, and outside director stock purchase plans. Under the program, 4.4 million shares have been repurchased and 2.4 million shares were reissued through December 31, 1998.

Shares Reserved

At December 31, 1998, a total of 45 million shares was reserved for issuance pursuant to the Southern Investment Plan, the Employee Savings Plan, the Outside Directors Stock Plan, and the Performance Stock Plan.

Performance Stock Plan

As of December 31, 1998, 302 current and former employees participated in the Performance Stock Plan. The maximum number of shares of common stock that may be issued under the new plan may not exceed 40 million. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. Options granted to date become exercisable pro rata over a maximum period of four years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the Southern

Southern Company and Subsidiary Companies 1998 Annual Report


Company Board of Directors in accordance with the plan. Stock option activity in 1997 and 1998 for the plan is summarized below:

                                         Shares        Average
                                        Subject   Option Price
                                      To Option      Per Share
--------------------------------------------------------------
Balance at December 31, 1996          3,825,164         $21.11
Options granted                       1,776,094          21.25
Options canceled                       (64,326)          22.10
Options exercised                     (137,426)          19.72
--------------------------------------------------------------
Balance at December 31, 1997          5,399,506          21.15
Options granted                       1,659,519          27.03
Options canceled                       (23,495)          23.18
Options exercised                     (603,195)          20.92
--------------------------------------------------------------
Balance at December 31, 1998          6,432,335         $23.92
==============================================================

Shares reserved for future grants:
  At December 31, 1996                  668,062
  At December 31, 1997               38,241,376
  At December 31, 1998               36,598,001
--------------------------------------------------------------
Options exercisable:
  At December 31, 1997                2,006,511
  At December 31, 1998                2,653,591
--------------------------------------------------------------

   Southern Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized.

   The pro forma impact on earnings of fair-value accounting for options granted -- as required by FASB Statement No. 123, Accounting for Stock-Based Compensation -- is less than 1 cent per share and is not significant to the consolidated financial statements.

Earnings Per Share

FASB Statement No. 128, Earnings per Share simplifies the methodology for computing both basic and diluted earnings per share. The only difference in the two methods for computing Southern Company's per share amounts is attributable to outstanding options under the Performance Stock Plan. The effect of the stock options was determined using the treasury stock method. Consolidated net income as reported was not affected. Shares used to compute diluted earnings per share are as follows:

                                   Average Common Stock Shares
                               --------------------------------
                                1998         1997         1996
---------------------------------------------------------------
                                      (in thousands)
As reported shares           696,944      685,033      672,590
Effect of options                739          201          200
---------------------------------------------------------------
Diluted shares               697,683      685,234      672,790
===============================================================

Common Stock Dividend Restrictions

The income of Southern Company is derived primarily from equity in earnings of its subsidiaries. At December 31, 1998, consolidated retained earnings included $3.4 billion of undistributed retained earnings of the subsidiaries. Of this amount, $2.0 billion was restricted against the payment by the subsidiary companies of cash dividends on common stock under terms of bond indentures.

10. CAPITAL AND PREFERRED SECURITIES

Company or subsidiary obligated mandatorily redeemable capital and preferred securities have been issued by special purpose financing entities of Southern Company and its subsidiaries. Substantially all the assets of these special financing entities are junior subordinated notes issued by the related company seeking financing. Each of these companies considers that the mechanisms and obligations relating to the capital or preferred securities issued for its benefit, taken together, constitute a full and unconditional guarantee by it of the respective special financing entities' payment obligations with respect to the capital or preferred securities. At December 31, 1998, capital securities of $950 million and preferred securities of $1.2 billion were outstanding. Southern Company guarantees the notes related to $950 million of capital securities issued on its behalf.

11. LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                               1998       1997
---------------------------------------------------------------
                                                (in millions)
Bond improvement fund requirements           $   23       $ 38
Less:
   Portion to be satisfied by certifying
      property additions                         14          3
---------------------------------------------------------------
Cash requirements                                 9         35
First mortgage bond maturities
   and redemptions                              868        349
Other long-term debt maturities                 563        400
---------------------------------------------------------------
Total                                        $1,440       $784
===============================================================

   The first mortgage bond improvement fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to

Southern Company and Subsidiary Companies 1998 Annual Report


January 1 of each year, other than those issued to collateralize pollution control revenue bonds and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 166 2/3 percent of such requirements.

   With respect to the collateralized pollution control revenue bonds, the operating companies have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Improvement fund requirements and/or serial maturities through 2003 applicable to other long-term debt are as follows: $563 million in 1999; $385 million in 2000; $433 million in 2001; $1,035 million in 2002; and $387 million in 2003.

12. NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act provides funds up to $9.7 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $88 million per incident for each licensed reactor it operates, but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback interests -- is $176 million and $178 million, respectively, per incident, but not more than an aggregate of $20 million per company to be paid for each incident in any one year.

   Alabama Power and Georgia Power are members of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities.

   Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

   NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased costs of replacement power in an amount up to $3.5 million per week -- starting 17 weeks after the outage -- for one year and up to $2.8 million per week for the second and third years.

   Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for Alabama Power and Georgia Power under the three NEIL policies would be $21 million and $25 million, respectively.

   For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

   All retrospective assessments -- whether generated for liability, property, or replacement power -- may be subject to applicable state premium taxes.

13. PURCHASE METHOD ACQUISITION

Southern Energy completed in 1997 the acquisition of a 100 percent interest in Consolidated Electric Power Asia (CEPA) for a total net investment of some $2.1 billion. CEPA is the largest independent power producer in Asia. The CEPA

Southern Company and Subsidiary Companies 1998 Annual Report


acquisition has been accounted for under the purchase method of accounting. The acquisition cost exceeded the fair market value of net assets by approximately $1.6 billion. This amount is considered goodwill and is being amortized on a straight-line basis over 40 years.

   CEPA has been included in the consolidated financial statements since January 29, 1997. The following unaudited pro forma results of operations have been prepared assuming the acquisition of CEPA, effective January 1, 1996. The pro forma results assume acquisition financing of $716 million of short-term borrowings, $792 million of long-term notes, and $600 million of capital securities. Southern Company's assumed effective composite interest rate on these obligations for each period was 6.82 percent.

   These unaudited pro forma results are not necessarily indicative of the actual results that would have been realized had the acquisition occurred on the assumed dates, nor are they necessarily indicative of future results. Pro forma operating results are for information purposes only and are as follows:

                                                        1997                           1996
                                           ----------------------------------------------------------
                                                   As             Pro              As           Pro
                                             Reported           Forma        Reported         Forma
-----------------------------------------------------------------------------------------------------
Operating revenues (in millions)             $12,611          $12,632         $10,358       $10,506
Consolidated net income (in millions)           $972             $977          $1,127        $1,109
Earnings per share                             $1.42            $1.43           $1.68         $1.65

14. SEGMENT AND RELATED INFORMATION

Effective December 31, 1997, Southern Company adopted FASB Statement No. 131, Disclosure About Segments of an Enterprise and Related Information. Southern Company's principal business segment -- or its traditional core business -- is the five regulated electric utility operating companies that provide electric service in four southeastern states. The other reportable business segment is non-traditional energy services to retail and wholesale customers provided by Southern Energy, which develops and manages electricity and other energy-related projects both in the United States and abroad including domestic energy trading and marketing for 1997 and 1996. Intersegment revenues are not material. Financial data for business segments, products and services, and geographic areas are as follows:

Business Segments



                                    Regulated                   Southern Energy
                                    Domestic               Non-Traditional Services              All
                                    Electric    ------------------------------------------      Other    Reconciling
Year                               Utilities     International      Domestic        Total       (Note)   Eliminations Consolidated
----                            -------------   -----------------------------------------------------------------------------------
                                                                         (in millions)
1998
-----
Operating revenues                   $ 9,363          $1,766         $  137        $ 1,903       $  166       $  (29)       $11,403
Depreciation and amortization          1,289             216             18            234           16            -          1,539
Interest income                          150              86             61            147           57         (111)           243
Net interest charges                     654             318             91            409           97          (58)         1,102
Income taxes from operations             721            (123)            (4)          (127)         (18)         (19)           557
Writedown of generating assets            34             308              -            308            -            -            342
Net income from equity
   method subsidiaries                     2             126             (5)           121            -            -            123
Segment net income (loss)              1,083              23             16             39         (110)         (35)           977
Total assets                          24,476           9,578          2,869         12,447        1,428       (2,159)        36,192
Investments in equity
   method subsidiaries                    10           1,363            176          1,539            -           11          1,560
Gross property additions               1,298             586             63            649           58            -          2,005
Increase in goodwill                       -              30            200            230            -            -            230
------------------------------------------------------------------------------------------------------------------------------------

Southern Company and Subsidiary Companies 1998 Annual Report




                                    Regulated                   Southern Energy
                                    Domestic               Non-Traditional Services             All
                                    Electric      ----------------------------------------     Other    Reconciling
Year                                Utilities     International      Domestic        Total     (Note)   Eliminations Consolidated
-----                            ---------------------------------------------------------------------------------------------------
                                                                         (in millions)
1997
----
Operating revenues                   $ 8,688          $1,748         $2,089       $ 3,837        $  98       $  (12)       $12,611
Depreciation and amortization          1,156             179             15           194           17            -          1,367
Interest income                           51              96             42           138           21          (58)           152
Net interest charges                     588             289             73           362           84          (41)           993
Income taxes from operations             735              24            (11)           13          (17)          (6)           725
Windfall profits tax                       -             148              -           148            -            -            148
Net income from equity
   method subsidiaries                     1              41              7            48            -          (14)            35
Segment net income (loss)              1,105              (4)             5             1         (123)         (11)           972
Total assets                          24,555           9,225          1,832        11,057        1,224       (1,581)        35,255
Investments in equity
   method subsidiaries                    10           1,023            135         1,158            -            -          1,168
Gross property additions               1,080             720              1           721           58            -          1,859
Increase in goodwill                       -           1,649              -         1,649            -            -          1,649
------------------------------------------------------------------------------------------------------------------------------------


                                    Regulated                   Southern Energy
                                    Domestic               Non-Traditional Services             All
                                    Electric      ----------------------------------------     Other    Reconciling
Year                                Utilities     International      Domestic        Total     (Note)   Eliminations Consolidated
-----                            ---------------------------------------------------------------------------------------------------
                                                                         (in millions)
1996
----
Operating revenues                   $ 8,639          $1,506           $177        $1,683         $ 50         $(14)       $10,358
Depreciation and amortization          1,019              95             13           108            6            -          1,133
Interest income                           36              15              2            17           20          (19)            54
Net interest charges                     546             126             31           157           18           (2)           719
Income taxes from operations             755              16             (4)           12          (14)          (6)           747
Net income from equity
   method subsidiaries                     1              11              -            11            -           (6)             6
Segment net income (loss)              1,086              88              4            92          (40)         (11)         1,127
Total assets                          24,899           4,320            604         4,924          450          (87)        30,186
Investments in equity
   method subsidiaries                     8             227              -           227            -           (8)           227
Gross property additions               1,033             157              8           165           31            -          1,229
Increase in goodwill                       -               -              -             -            -            -              -
------------------------------------------------------------------------------------------------------------------------------------
(Note) The all other category includes parent Southern Company, which does not allocate operating expenses to business segments.
Also, this category includes segments below the quantitative threshold for separate disclosure. These segments include a wireless communication company and a developmental company for energy products and services. Non-traditional services exclude interest expense to parent Southern Company.



Southern Company and Subsidiary Companies 1998 Annual Report

Products and Services

                                                                Revenues
                      -------------------------------------------------------------------------------------------------------------
                        Regulated Domestic                                            Southern Energy
                        Electric Utilities                                    Non-Traditional Energy Services
                      -----------------------------------  ----------------------------------------------------------------------
                                                                                          Energy
                                                                                          Trading
Year       Retail        Wholesale     Other      Total    Generation   Distribution     Marketing          Other          Total
----      -------------------------------------------------------------------------------------------------------------------------
                                                                    (in millions)
1998        $8,272          $896       $195      $9,363        $578         $1,273         $    -             $52           $1,903
1997         7,647           886        155       8,688         513          1,282          1,982              60            3,837
1996         7,665           838        136       8,639         242          1,309             77              55            1,683
-----------------------------------------------------------------------------------------------------------------------------------
Geographic Areas

                                                                            Revenues
                              -----------------------------------------------------------------------------------------------------
                                                                          International
                                                     -------------------------------------------------------------
                                                       United         Southeast              All
Year                            Domestic               Kingdom          Asia                Other           Total     Consolidated
----                          -----------------------------------------------------------------------------------------------------
                                                                          (in millions)
1998                             $9,637              $1,273               $273                $220         $1,766          $11,403
1997                             10,863               1,282                247                 219          1,748           12,611
1996                              8,852               1,309                  -                 197          1,506           10,358
-----------------------------------------------------------------------------------------------------------------------------------

                                                                        Long-Lived Assets
                              ------------------------------------------------------------------------------------
                                                                          International
                                                     -------------------------------------------------------------
                                                       United         Southeast              All
Year                            Domestic               Kingdom          Asia                Other           Total     Consolidated
----                          -----------------------------------------------------------------------------------------------------
                                                                                                         (in millions)
1998                            $22,005              $2,463             $3,772              $1,856         $8,091          $30,096
1997                             21,282               2,428              3,628               1,888          7,944           29,226
1996                             21,190               2,473                108                 999          3,580           24,770
-----------------------------------------------------------------------------------------------------------------------------------

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial data for 1998 and 1997 are as follows:
                                                                                                         Per Common Share
                                                                                ---------------------------------------------------
                                                                                                                    Price Range
                                     Operating    Operating Consolidated                                       --------------------
Quarter Ended                        Revenues       Income   Net Income        Earnings       Dividends        High          Low
--------------                      ------------------------------------      -----------------------------------------------------
                                                  (in millions)
March 1998                            $2,495          $437         $242           $0.35         $0.335         28 11/16    23 15/16
June 1998                              2,913           490          270            0.39          0.335         29          25 1/16
September 1998                         3,457           752          517            0.74          0.335         29 13/16    25 1/4
December 1998                          2,538            74          (52)          (0.08)         0.335         31 9/16     27 3/16


March 1997                            $2,585          $397         $187           $0.28         $0.325         23 3/8       20 3/4
June 1997                              2,717           429          215            0.31          0.325         22 1/4       19 7/8
September 1997                         4,071           720          375            0.55          0.325         23          20 13/16
December 1997                          3,238           394          195            0.28          0.325         26 1/4      22
-----------------------------------------------------------------------------------------------------------------------------------

Southern Company's business is influenced by seasonal weather conditions.
Earnings for the fourth quarter 1998 declined by $221 million, or 32 cents per share, as a result of write downs in certain generating assets as discussed in Notes 3 and 5.
Earnings for the third quarter 1997 declined by $111 million, or 16 cents per share, as a result of a windfall profits tax being assessed in the United Kingdom.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1988-1998
Southern Company and Subsidiary 1998 Annual Report



                                                                         1998              1997             1996
-----------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)                                      $11,403           $12,611          $10,358
Consolidated Net Income (in millions)                                    $977              $972           $1,127
Basic and Diluted Earnings Per Share of Common Stock                    $1.40             $1.42            $1.68
Cash Dividends Paid Per Share of Common Stock                           $1.34             $1.30            $1.26
Return on Average Common Equity (percent)                               10.04             10.30            12.53
Total Assets (in millions)                                            $36,192           $35,255          $30,230
Gross Property Additions (in millions)                                 $2,005            $1,859           $1,229
-----------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                   $ 9,797           $ 9,647          $ 9,216
Preferred stock and securities                                          2,548             2,237            1,402
Long-term debt                                                         10,472            10,274            7,938
-----------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                           $22,817           $22,158          $18,556
=================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                      42.9              43.5             49.7
Preferred stock and securities                                           11.2              10.1              7.6
Long-term debt                                                           45.9              46.4             42.7
-----------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                             100.0             100.0            100.0
=================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                        $14.04            $13.91           $13.61
Market price per share:
   High                                                                   31 9/16           26 1/4           25 7/8
   Low                                                                    23 15/16          19 7/8           21 1/8
   Close                                                                  29 1/16           25 7/8           22 5/8
Market-to-book ratio (year-end) (percent)                               207.0             186.0            166.2
Price-earnings ratio (year-end) (times)                                  20.8              18.2             13.5
Dividends paid (in millions)                                             $933              $889             $846
Dividend yield (year-end) (percent)                                       4.6               5.0              5.6
Dividend payout ratio (percent)                                          95.6              91.5             75.1
Cash coverage of dividends (year-end) (times)                             3.2               2.8              2.9
Proceeds from sales of stock (in millions)                               $234              $360             $171
Shares outstanding (in thousands):
   Average                                                            696,944           685,033          672,590
   Year-end                                                           697,805           693,423          677,036
Stockholders of record (year-end)                                     187,053           200,508          215,246
-----------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                    $ -                $-              $85
Retired                                                                 1,487               168              426
Preferred Stock and Capital and Preferred Securities (in millions):
Issued                                                                   $635            $1,321             $322
Retired                                                                   239               660              179
-----------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                             3,277             3,220            3,157
Commercial                                                                497               479              464
Industrial                                                                 15                16               17
Other                                                                       5                 5                5
-----------------------------------------------------------------------------------------------------------------
Total                                                                   3,794             3,720            3,643
=================================================================================================================
Employees (year-end):
Traditional core business                                              25,206            24,682           25,034
Southern Energy                                                         6,642             5,620            3,743
-----------------------------------------------------------------------------------------------------------------
Total                                                                  31,848            30,302           28,777
=================================================================================================================

Southern Company and Subsidiary Companies 1998 Annual Report



                                                                      1995            1994            1993             1992
-----------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)                                     $9,180          $8,297          $8,489           $8,073
Consolidated Net Income (in millions)                                $1,103            $989          $1,002             $953
Basic and Diluted Earnings Per Share of Common Stock                  $1.66           $1.52           $1.57            $1.51
Cash Dividends Paid Per Share of Common Stock                         $1.22           $1.18           $1.14            $1.10
Return on Average Common Equity (percent)                             13.01           12.47           13.43            13.42
Total Assets (in millions)                                          $30,522         $27,042         $25,911          $20,038
Gross Property Additions (in millions)                               $1,401          $1,536          $1,441           $1,105
------------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                 $ 8,772         $ 8,186         $ 7,684          $ 7,234
Preferred stock and securities                                        1,432           1,432           1,333            1,359
Long-term debt                                                        8,274           7,593           7,412            7,241
------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                         $18,478         $17,211         $16,429          $15,834
==============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                    47.5            47.6            46.8             45.7
Preferred stock and securities                                          7.7             8.3             8.1              8.6
Long-term debt                                                         44.8            44.1            45.1             45.7
------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                           100.0           100.0           100.0            100.0
==============================================================================================================================
 Other Common Stock Data:
 Book value per share (year-end)                                     $13.10          $12.47          $11.96           $11.43
 Market price per share:
    High                                                                 25              22              23 5/8           19 1/2
    Low                                                                  19 3/8          17              18 3/8           15 1/8
    Close                                                                24 5/8          20              22               19 1/4
 Market-to-book ratio (year-end) (percent)                            188.0           160.4           183.9            168.4
 Price-earnings ratio (year-end) (times)                               14.8            13.2            14.0             12.7
 Dividends paid (in millions)                                          $811            $766            $726             $695
 Dividend yield (year-end) (percent)                                    5.0             5.9             5.2              5.7
 Dividend payout ratio (percent)                                       73.5            77.5            72.4             72.9
 Cash coverage of dividends (year-end) (times)                          2.9             2.7             2.9              2.8
 Proceeds from sales of stock (in millions)                            $277            $279            $204              $30
 Shares outstanding (in thousands):
    Average                                                         665,064         649,927         637,319          631,844
    Year-end                                                        669,543         656,528         642,662          632,917
Stockholders of record (year-end)                                   225,739         234,927         237,105          247,378
--------------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                $375            $185          $2,185           $1,815
Retired                                                                538             241           2,178            2,575
Preferred Stock and Capital and Preferred Securities (in millions):
Issued                                                                  $-            $100            $426             $410
Retired                                                                  1               1             516              326
--------------------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                          3,100           3,046           2,996            2,950
Commercial                                                             450             439             427              414
Industrial                                                              17              17              18               18
Other                                                                    5               5               4                4
-------------------------------------------------------------------------------------------------------------------------------
Total                                                                3,572           3,507           3,445            3,386
===============================================================================================================================
 Employees (year-end):
 Traditional core business                                          26,452          27,480          28,516           28,872
 Southern Energy                                                     5,430           1,400             745              213
------------------------------------------------------------------------------------------------------------------------------
                                                                    31,882          28,880          29,261           29,085
==============================================================================================================================


                                       41A

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1988-1998
Southern Company and Subsidiary Companies 1998 Annual Report

                                                                            1991            1990            1989           1988
----------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)                                          $8,050          $8,053          $7,620         $7,287
Consolidated Net Income (in millions)                                       $876            $604            $846           $846
Basic and Diluted Earnings Per Share of Common Stock                       $1.39           $0.96           $1.34          $1.36
Cash Dividends Paid Per Share of Common Stock                              $1.07           $1.07           $1.07          $1.07
Return on Average Common Equity (percent)                                  12.74            8.85           12.49          13.03
Total Assets (in millions)                                               $19,863         $19,955         $20,092        $19,731
Gross Property Additions (in millions)                                    $1,123          $1,185          $1,346         $1,754
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                                      $ 6,976         $ 6,783         $ 6,861        $ 6,686
Preferred stock and securities                                             1,333           1,358           1,400          1,465
Long-term debt                                                             7,992           8,458           8,575          8,433
----------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                              $16,301         $16,599         $16,836        $16,584
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                         42.8            40.9            40.8           40.3
Preferred stock and securities                                               8.2             8.2             8.3            8.8
Long-term debt                                                              49.0            50.9            50.9           50.9
--------------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                                100.0           100.0           100.0          100.0
==================================================================================================================================
Other Common Stock Data:
Book value per share (year-end)                                           $11.05          $10.74          $10.87         $10.60
Market price per share:
   High                                                                       17 3/8          14 5/8          14 7/8         12 1/8
   Low                                                                        12 7/8          11 1/2          11             10 1/8
   Close                                                                      17 1/8          13 7/8          14 1/2         11 1/8
Market-to-book ratio (year-end) (percent)                                  155.5           129.7           134.0          105.5
Price-earnings ratio (year-end) (times)                                     12.4            14.6            10.9            8.2
Dividends paid (in millions)                                                $676            $676            $675           $661
Dividend yield (year-end) (percent)                                          6.2             7.7             7.3            9.6
Dividend payout ratio (percent)                                             77.1           111.8            79.8           78.1
Cash coverage of dividends (year-end) (times)                                2.5             2.8             2.6            2.3
Proceeds from sales of stock (in millions)                                    $-              $-              $4           $194
Shares outstanding (in thousands):
   Average                                                               631,307         631,307         631,303        622,292
   Year-end                                                              631,307         631,307         631,307        630,898
Stockholders of record (year-end)                                        254,568         263,046         273,751        290,725
----------------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds (in millions):
Issued                                                                      $380            $300            $280           $335
Retired                                                                      881             146             201            273
Preferred Stock and Capital and Preferred Securities (in millions):
Issued                                                                      $100              $-              $-           $120
Retired                                                                      125              96              21             10
----------------------------------------------------------------------------------------------------------------------------------
Traditional Core Business Customers (year-end) (in thousands):
Residential                                                                2,903           2,865           2,824          2,781
Commercial                                                                   403             396             392            384
Industrial                                                                    18              18              18             18
Other                                                                          4               4               4              4
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                      3,328           3,283           3,238          3,187
==================================================================================================================================
Employees (year-end):
Traditional core business                                                 30,144          30,087          30,368         32,366
Southern Energy                                                              258             176             162            157
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                     30,402          30,263          30,530         32,523
==================================================================================================================================

                                       41B

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1988-1998
Southern Company and Subsidiary Companies 1998 Annual Report

                                                               1998              1997             1996
--------------------------------------------------------------------------------------------------------

Operating Revenues (in millions):
Residential                                                 $ 3,163           $ 2,837          $ 2,894
Commercial                                                    2,763             2,595            2,559
Industrial                                                    2,267             2,139            2,136
Other                                                            79                76               76
--------------------------------------------------------------------------------------------------------
Total retail                                                  8,272             7,647            7,665
Sales for resale within service area                            374               376              409
Sales for resale outside service area                           522               510              429
--------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                      9,168             8,533            8,503
Southern Energy                                               1,903             3,837            1,683
Other revenues                                                  332               241              172
--------------------------------------------------------------------------------------------------------
Total                                                       $11,403           $12,611          $10,358
========================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                  43,503            39,217           40,117
Commercial                                                   41,737            38,926           37,993
Industrial                                                   55,331            54,196           52,798
Other                                                           929               903              911
--------------------------------------------------------------------------------------------------------
Total retail                                                141,500           133,242          131,819
Sales for resale within service area                          9,847             9,884           10,935
Sales for resale outside service area                        12,988            13,761           10,777
--------------------------------------------------------------------------------------------------------
Total                                                       164,335           156,887          153,531
========================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                    7.27              7.23             7.21
Commercial                                                     6.62              6.67             6.74
Industrial                                                     4.10              3.95             4.04
Total retail                                                   5.85              5.74             5.81
Sales for resale                                               3.92              3.75             3.86
Total sales                                                    5.58              5.44             5.54
Average Annual Kilowatt-Hour Use Per Residential Customer    13,379            12,296           12,824
Average Annual Revenue Per Residential Customer             $972.89           $889.50          $925.12
Plant Nameplate Capacity Owned (year-end) (megawatts)        31,161            31,146           31,076
Maximum Peak-Hour Demand (megawatts):
Winter                                                       21,108            22,969           22,631
Summer                                                       28,934            27,334           27,190
System Reserve Margin (at peak) (percent)                      12.8              15.0             14.0
Annual Load Factor (percent)                                   60.0              59.4             62.3
Plant Availability (percent):
Fossil-steam                                                   85.2              88.2             86.4
Nuclear                                                        87.8              88.8             89.7
--------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                           72.8              74.7             73.3
Nuclear                                                        15.4              16.5             16.7
Hydro                                                           3.9               4.3              4.1
Oil and gas                                                     3.3               1.7              1.5
Purchased power                                                 4.6               2.8              4.4
--------------------------------------------------------------------------------------------------------
Total                                                         100.0             100.0            100.0
========================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                           9,690            10,035           10,257
Cost of fuel per million BTU(cents)                          152.89            145.81           144.02
Average cost of fuel per net kilowatt-hour generated (cents)   1.48              1.46             1.48
--------------------------------------------------------------------------------------------------------


SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1988-1998
Southern Company and Subsidiary Companies 1998 Annual Report

                                                             1995            1994            1993             1992
---------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                  $2,840          $2,560          $2,696           $2,402
Commercial                                                    2,485           2,357           2,313            2,181
Industrial                                                    2,206           2,162           2,200            2,126
Other                                                            72              70              68               64
---------------------------------------------------------------------------------------------------------------------
Total retail                                                  7,603           7,149           7,277            6,773
Sales for resale within service area                            399             360             447              409
Sales for resale outside service area                           415             505             613              797
---------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                      8,417           8,014           8,337            7,979
Southern Energy                                                 643             185              54                -
Other revenues                                                  120              98              98               94
---------------------------------------------------------------------------------------------------------------------
Total                                                        $9,180          $8,297          $8,489           $8,073
=====================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                  39,147          35,836          36,807           33,627
Commercial                                                   35,938          34,080          32,847           31,025
Industrial                                                   51,644          50,311          48,738           47,816
Other                                                           863             844             814              777
---------------------------------------------------------------------------------------------------------------------
Total retail                                                127,592         121,071         119,206          113,245
Sales for resale within service area                          9,472           8,151          13,258           12,107
Sales for resale outside service area                         9,143          10,769          12,445           16,632
---------------------------------------------------------------------------------------------------------------------
Total                                                       146,207         139,991         144,909          141,984
=====================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                    7.25            7.14            7.32             7.14
Commercial                                                     6.91            6.92            7.04             7.03
Industrial                                                     4.27            4.30            4.51             4.45
Total retail                                                   5.96            5.90            6.10             5.98
Sales for resale                                               4.38            4.57            4.12             4.20
Total sales                                                    5.76            5.72            5.75             5.62
Average Annual Kilowatt-Hour Use Per Residential Customer    12,722          11,851          12,378           11,490
Average Annual Revenue Per Residential Customer             $922.83         $846.48         $906.60          $820.67
Plant Nameplate Capacity Owned (year-end) (megawatts)        30,733          29,932          29,513           29,830
Maximum Peak-Hour Demand (megawatts):
Winter                                                       21,422          22,254          19,432           19,121
Summer                                                       27,420          24,546          25,937           24,146
System Reserve Margin (at peak) (percent)                       9.4            19.3            13.2             14.3
Annual Load Factor (percent)                                   59.5            63.5            59.4             60.3
Plant Availability (percent):
Fossil-steam                                                   86.7            85.2            87.9             88.6
Nuclear                                                        88.3            89.8            85.9             85.2
---------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                           72.5            70.8            73.0             71.7
Nuclear                                                        16.4            17.9            16.3             16.2
Hydro                                                           4.1             4.7             3.9              4.6
Oil and gas                                                     1.7             0.9             0.9              0.5
Purchased power                                                 5.3             5.7             5.9              7.0
---------------------------------------------------------------------------------------------------------------------
Total                                                         100.0           100.0           100.0            100.0
=====================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                          10,099          10,010           9,994            9,976
Cost of fuel per million BTU(cents)                          151.70          155.81          166.85           162.58
Average cost of fuel per net kilowatt-hour generated (cents)   1.53            1.56            1.67             1.62
---------------------------------------------------------------------------------------------------------------------



                                       43A

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA 1988-1998
Southern Company and Subsidiary Companies 1998 Annual Report
                                                                   1991            1990            1989             1988
------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in millions):
Residential                                                      $2,391          $2,342          $2,194          $2,103
Commercial                                                        2,122           2,062           1,965           1,835
Industrial                                                        2,088           2,085           2,011           1,945
Other                                                                65              64              60              56
------------------------------------------------------------------------------------------------------------------------
Total retail                                                      6,666           6,553           6,230           5,939
Sales for resale within service area                                417             412             401             480
Sales for resale outside service area                               884             977             928             777
-------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                          7,967           7,942           7,559           7,196
Southern Energy                                                       -               -               -               -
Other revenues                                                       83             111              61              91
-------------------------------------------------------------------------------------------------------------------------
Total                                                            $8,050          $8,053          $7,620          $7,287
=========================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                      33,622          33,118          31,627          31,041
Commercial                                                       30,379          29,658          28,454          27,005
Industrial                                                       46,050          45,974          45,022          43,675
Other                                                               817             806             787             763
------------------------------------------------------------------------------------------------------------------------
Total retail                                                    110,868         109,556         105,890         102,484
Sales for resale within service area                             12,320          11,134          11,419          14,806
Sales for resale outside service area                            19,839          24,402          24,228          15,860
-------------------------------------------------------------------------------------------------------------------------
Total                                                           143,027         145,092         141,537         133,150
=========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                        7.11            7.07            6.94            6.77
Commercial                                                         6.99            6.96            6.91            6.79
Industrial                                                         4.53            4.53            4.47            4.45
Total retail                                                       6.01            5.98            5.88            5.80
Sales for resale                                                   4.05            3.91            3.73            4.10
Total sales                                                        5.57            5.47            5.34            5.40
Average Annual Kilowatt-Hour Use Per Residential Customer        11,659          11,637          11,287          11,255
Average Annual Revenue Per Residential Customer                 $829.18         $822.93         $782.90         $762.42
Plant Nameplate Capacity Owned (year-end) (megawatts)            29,915          29,532          29,532          27,552
Maximum Peak-Hour Demand (megawatts):
Winter                                                           19,166          17,629          20,772          18,685
Summer                                                           25,261          25,981          24,399          23,641
System Reserve Margin (at peak) (percent)                          16.5            14.0            21.0            15.0
Annual Load Factor (percent)                                       58.3            56.6            58.6            59.8
Plant Availability (percent):
Fossil-steam                                                       91.3            91.9            92.2            91.3
Nuclear                                                            83.4            83.0            87.0            78.4
------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                               72.6            72.1            71.5            77.7
Nuclear                                                            16.2            15.6            15.7            14.5
Hydro                                                               4.4             4.4             5.2             2.3
Oil and gas                                                         0.6             1.3             1.1             0.7
Purchased power                                                     6.2             6.6             6.5             4.8
-------------------------------------------------------------------------------------------------------------------------
Total                                                             100.0           100.0           100.0           100.0
========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                              10,022          10,065          10,086          10,094
Cost of fuel per million BTU(cents)                              168.28          172.81          171.00          170.36
Average cost of fuel per net kilowatt-hour generated (cents)       1.69            1.74            1.72            1.72
------------------------------------------------------------------------------------------------------------------------



                                 43B